Pursuant to Rule 424(b)(3)

File No. 333-252306

PROSPECTUS

Applied Energetics, Inc.

26,888,174 Shares of Common Stock

This prospectus relates to the resale by selling stockholders named herein (whom we refer to as the “Selling Stockholders”) of up to an aggregate of 26,888,174 outstanding shares of common stock, par value $0.001 per share, of Applied Energetics, Inc. Each of the Selling Stockholders purchased the shares in a private transaction as described herein.

The Selling Stockholders are offering their shares at varying prices, at different times and in different ways. Information on the Selling Stockholders and the times and manner in which they may offer and sell shares of our common stock under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution.” We will not receive proceeds from any shares sold by Selling Stockholders. We are not offering any shares under this Prospectus nor will Applied Energetics receive any of the proceeds from this offering. We expect to pay for expenses associated with the registration and offering of the shares under this prospectus.

Shares of our common stock trade on the OTCQB Market under the symbol “AERG”. On January 20, 2021, the closing price of our common stock was $0.33 per share.

Investing in our securities is speculative and involves a high degree of risk. You are urged to read this prospectus carefully, which includes important information about our company and potential risks of an investment in our securities. Please pay particular attention to the section entitled “Risk Factors” beginning on page 3 of this prospectus for information about the risks of this investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 29, 2021

i

Please read this prospectus carefully. It describes our business, our financial condition, and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus. This prospectus may be used only where it is legal to offer and sell these securities.

For investors outside the United States: We have done nothing that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third-party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, we have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION

This prospectus contains certain statements relating to our future results that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied as a result of certain risks and uncertainties, including, but not limited to, changes in geopolitical and economic conditions; perceived trends within our market; equity market fluctuation; technological change; changes in law; changes in fiscal policy and budgetary priorities; monetary fluctuations as well as other risks and uncertainties detailed elsewhere in this prospectus or from time-to-time in our filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

ii

PROSPECTUS SUMMARY

This summary highlights information contained throughout this prospectus and is qualified in its entirety by reference to the more detailed information and financial statements in this prospectus and related notes included elsewhere herein. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” and under “Risk Factors” and elsewhere in this prospectus. Since this is only a summary, it does not contain all of the information that may be important to you in making your investment decision. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading “Risk Factors” beginning on page 3 of this prospectus.

As used in this prospectus, unless context otherwise requires, the words “we,” “us,” “our,” the “company” and “AERG” refer to Applied Energetics, Inc. and its subsidiary. Also, any reference to “common stock” refers to our common stock, par value $0.001 per share.

General

Applied Energetics, Inc. is a corporation organized and existing under the laws of the State of Delaware. Our executive office is located at 2480 W Ruthrauff Road, Suite 140 Q, Tucson, Arizona, 85705, and our telephone number is (520) 628-7415. Our website is located at www.aergs.com.

Applied Energetics specializes in the development and manufacture of advanced high-performance lasers, high voltage electronics, advanced optical systems, and integrated guided energy systems for defense, aerospace, industrial, and scientific markets worldwide.

AERG has developed, successfully demonstrated and holds all crucial intellectual property rights to a dynamic Directed Energy technology called Laser Guided Energy (“LGETM”) and Laser Induced Plasma Channel (“LIPCTM”). LGE and LIPC are technologies that can be used in a new generation of high-tech weapons. The Department of Defense (DOD) previously recognized two key types of Directed Energy Weapon (“DEW”) technologies, High Energy Lasers (“HEL”), and High-Power Microwave (“HPM”). Neither HEL or HPM are owned by a single entity. The DOD then designated a third DEW technology, LGE. Applied Energetics’s LGE and LIPC technologies are wholly owned by Applied Energetics and patent protected with 26 current patents and an additional 11 Government Sensitive Patent Applications (“GSPA”). These GSPA’s are held under secrecy orders of the US government and allow the company greatly extended protection rights.

Applied Energetics technology is vastly different from conventional directed energy weapons, i.e. HEL, and HPM. LGE uses Ultra-Short Pulse (USP) laser technology to combine the speed and precision of lasers with the overwhelming impact on targeted threats with high-voltage electricity. This unique directed energy solution allows extremely high peak power and energy, with target and effects tenability, and is effective against a wide variety of potential targets. A key element of LGE is its novel ability to offer selectable and tunable properties that can help protect non-combatants and combat zone infrastructure.

As Applied Energetics moves toward the future, our corporate strategic roadmap builds upon the significant value of the company’s USP capabilities and key intellectual property, including LGE and LIPC, to offer our prospective partners, co-developers and system integrators a variety of next-generation Ultra Short-Pulse and frequency-agile optical sources from the ultraviolet to the far infrared portion of the electromagnetic spectrum to address numerous challenges within the military, medical device, and advanced manufacturing market sectors

The Offering

Common stock offered by Selling Stockholders	26,888,174 shares of our common stock which were purchased from the Company in private transactions.

Offering Price:	At the market price from time to time or as may otherwise be negotiated at the time of sale

Use of Proceeds:	The Company will not receive any proceeds from the sale of shares in this offering by the Selling Stockholders.

Risk Factors	You should carefully read and consider the information set forth in the section entitled “Risk Factors” beginning on page 3, together with all of the other information set forth in this prospectus, before deciding whether to invest in our common stock.

RISK FACTORS

Future results of operations of Applied Energetics involve a number of known and unknown risks and uncertainties. Factors that could affect future operating results and cash flows and cause actual results to vary materially from historical results include, but are not limited to those risks set forth below:

Risks Related to Our Company

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

In their report accompanying our financial statements, our independent registered public accounting firm stated that our financial statements for the years ended December 31, 2019 and 2018 were prepared assuming that we would continue as a going concern, and that they have substantial doubt as to our ability to continue as a going concern. Our auditors have noted that our recurring losses and negative cash flow from operations and the concern that we may incur additional losses due to the reduction in government contract activity raise substantial doubt about our ability to continue as a going concern.

Our business has generated no revenues during the past two fiscal years and had a net operating loss during each period.

For each of the Company’s fiscal years ended December 31, 2019 and 2018, we had no revenues, and for the nine months ended September 30, 2020, we had revenues of only $165,920. Moreover, we had net operating losses of $5,171,807 and $2,762,404 for fiscal years 2019 and 2018, respectively. We can give no assurances that our planned operations will generate revenues in the future or whether any such revenues will result in profitability.

We will need additional financing to fund our operations going forward. If we are unable to obtain additional financing on acceptable terms, we may need to modify or curtail our development plans and operations.

As of December 31, 2019 and September 30, 2020, we had approximately $88,000 and $2,391,000 respectively, of available cash and cash equivalents. We will likely need to raise additional capital funding for research and development before we are able to commercialize our technology. A portion of the funds for research and development may come from government contracts or sub-contracts with larger contractors. However, we will likely need to raise additional funds to supplement these sources even if we are able to secure them. We must also allocate funds toward SEC compliance as well as ITAR and other federal regulatory compliance.

Our operating plans and capital requirements are subject to change based on how we determine to proceed with respect to development programs and if we pursue any strategic alternatives. Additional funds may be raised through the issuance of equity securities and/or debt financing, there being no assurance that any type of financing on terms acceptable to us will be available or otherwise occur. Debt financing must be repaid regardless of whether we generate revenues or cash flows from operations and may be secured by substantially all of our assets. Any equity financing or debt financing that requires the issuance of warrants or other equity securities to the lender would cause the percentage ownership by our current stockholders to be diluted, which dilution may be substantial. Also, any additional equity securities issued may have rights, preferences or privileges senior to those of existing stockholders. If such financing is not available when required or is not available on acceptable terms, we may be required to modify or curtail our operations, which could cause investors to lose the entire amount of their investment.

Risks Related to Our Business Activities

We may be unable to adequately protect our intellectual property rights, which could affect our ability to sustain the value of such assets.

Protecting our intellectual property rights is critical to our ability to maintain the value of our intellectual property. We hold a number of United States patents and patent applications, as well as trademark, and registrations which are necessary and contribute significantly to the preservation of our competitive position in the market. Any of these patents or future patent applications and other intellectual property may be challenged, invalidated or circumvented by third parties. In some instances, we have augmented our technology base by licensing the proprietary intellectual property of others. In the future, we may be unable to obtain necessary licenses on commercially reasonable terms. While we have entered into confidentiality and invention assignment agreements with our former employees and entered into nondisclosure agreements with suppliers and appropriate customers so as to limit access to and disclosure of our proprietary information, these measures may not suffice to deter misappropriation or independent third-party development of similar technologies. Based on our current financial condition, we may not have the funds available to enforce and protect our intellectual properties.

We may face claims of infringement of proprietary rights.

Although we believe we have put in place adequate protections of our technology and intellectual property, a third party may claim our products and technologies infringe on their proprietary rights. Whether or not our products infringe on proprietary rights of third parties, infringement or invalidity claims may be asserted or prosecuted against us and we could incur significant expense in defending them. If any claims or actions are asserted against us, we may not have the funds necessary to defend against such claims. Our failure to do so could adversely affect the value of our intellectual property.

Management has broad discretion over the selection of our prospective business and business opportunities

Any person who invests in our securities will do so without an opportunity to evaluate the specific merits or risks of our prospective business and business opportunities. As a result, investors will be entirely dependent on the broad discretion and judgment of management in connection with the selection of a prospective business. The business decisions made by our management may not be successful.

We depend on the recruitment and retention of qualified personnel, and failure to attract and retain such personnel could seriously harm our business.

Due to the specialized nature of our businesses, our future performance is highly dependent upon the continued services of our key engineering and scientific personnel. To the extent we obtain Government contracts or significant commercial contracts our prospects depend upon our ability to attract and retain qualified engineering, scientific and manufacturing personnel for our operations. Competition for personnel is intense, and we may not be successful in attracting or retaining qualified personnel. Our failure to compete for these personnel could seriously harm our business, results of operations and financial condition. Additionally, since the majority of our business involves technologies that are classified due to national security reasons, we must hire U.S. Citizens who have the ability to obtain a security clearance. This further reduces our potential labor pool.

Our future success will depend on our ability to develop and commercialize technologies and applications that address the needs of our markets.

Both our defense and commercial markets are characterized by rapidly changing technologies and evolving industry standards. Accordingly, our future performance depends on a number of factors, including our ability to:

●	identify emerging technological trends in our target markets;

●	develop and maintain competitive products;

●	enhance our products by improving performance and adding innovative features that differentiate our products from those of our competitors;

●	develop and manufacture and bring products to market quickly at cost-effective prices;

●	obtain commercial scale production orders from our Government and other customers;

●	meet scheduled timetables and enter into suitable arrangements for the development, certification and delivery of new products;

●	enter into suitable arrangements for volume production of mature products.

We believe that, in order to be competitive in the future, we will need to continue to develop and commercialize technologies and products, which will require the investment of financial and engineering resources. Due to the design complexity of our products, we may in the future experience delays in completing development and introduction on a commercial scale of new products. Any delays could result in increased costs of development, deflect resources from other projects or incur loss of contracts.

We currently anticipate that the market for our technologies and products will develop or continue to expand, but we cannot be certain of this. The failure of our technology to gain market acceptance could significantly reduce our revenue and harm our business. Furthermore, we cannot be sure that our competitors will not develop competing or differing technologies which gain market acceptance in advance of our products. The possibility that our competitors might develop new technology or products might cause our existing technology and products to become obsolete or create significant price competition. If we fail in our new product development and commercialization efforts or our products fail to achieve market acceptance more rapidly than our competitors, our revenue will decline and our business, financial condition and results of operations will be negatively affected.

Stockholders may not receive disclosure or information regarding a prospective business and business opportunities

As of the date of this Prospectus, we have not yet identified any prospective business or industry in which we may seek to become involved and at present we have no information concerning any prospective business. Management is not required to and may not provide stockholders with disclosure or information regarding any prospective business opportunities. Moreover, a prospective business opportunity may not result in a benefit to stockholders or prove to be more favorable to stockholders than any other investment that may be made by stockholders and investors.

We heavily depend on key personnel for the successful execution of our business plan. The loss of one or more key members of our management team could have a material adverse effect on our business prospects.

We are highly dependent upon Gregory J. Quarles, our Chief Executive Officer, and Stephen McCahon, our Chief Scientist. We depend on Drs. Quarles’s and McCahon’s decades of expertise for the development of our technology. We also depend upon their global visibility and outreach as well as our directors’ networks of contacts and experience to recruit key talent to the Company. We do not have key-man insurance on any of these individuals. Loss of the services of these key members of our management team, or our Board of Directors’ ability to identify and hire key talent, could have a material adverse effect on our business prospects, financial condition and results of operations.

If we are unable to hire additional qualified personnel, our business prospects may suffer.

Our success and achievement of our business plans depend upon our ability to recruit, hire, train and retain additional highly qualified technical and managerial personnel. Competition for qualified employees among high technology companies is intense, and any inability to attract, retain and motivate additional highly skilled employees required for the implementation of our business plans and activities could strongly impact our business. Our inability to attract and retain the necessary technical and managerial personnel and scientific, regulatory and other consultants and advisors could materially damage our business prospects, financial condition and results of operations.

The market for our technology has a limited number of potential customers.

Given the highly specialized nature of our technology, the potential market for our products is limited to a relative few potential customers who tend to allocate significant budgeted amounts to selected projects. Currently, we are marketing our technology and focusing our research and development on the defense sector, in which demand is ultimately determined primarily by the US federal defense budget and the needs and priorities of the Department of Defense and its various agencies. The potential customers in this area are defense agencies for direct contacts and major defense contractors for subcontracts. Thus, the demand for our products depends on their needs for our technology and selecting us for research and development. There may be other markets for our USP technologies, including medical and commercial, and in the future we may diversify into those other applications and markets, but we cannot be certain that opportunities in those markets will present themselves when we are ready, or that we will otherwise be able, to do so.

Risks Related to Our Securities

We are subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which would likely make it difficult for our stockholders to sell their securities.

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. This classification would severely and adversely affect any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

●	The basis on which the broker or dealer made the suitability determination; and

●	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our common stock. In addition, the liquidity for our common stock may decrease, with a corresponding decrease in the price of our common stock. Our common stock, in all probability, will be subject to such penny stock rules for the foreseeable future and our stockholders will, in all likelihood, find it difficult to sell their shares of common stock.

Because we are a former shell company, our stockholders face restrictions in their reliance of Rule 144 to sell their shares.

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments to Rule 144 by prohibiting the use of the rule for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

●	The issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

We expect that we will be able to meet all of these requirements in the future, but unknown future events and circumstances could change that outcome. As a result, pursuant to Rule 144, stockholders who receive our restricted securities in a private placement or a business combination may not be able to sell our shares without registration for up to one year after we have completed the private placement or business combination.

A large number of shares of our common stock could be sold in the market in the near future, which could depress our stock price.

As of January 20, 2021, we had outstanding approximately 190,500,000 shares of common stock. Approximately 98 million of our shares are currently freely trading without restriction under the Securities Act of 1933, as amended, 18 million having been held by their holders for over one year and are eligible for sale under Rule 144(k) of the Securities Act.

Provisions of our corporate charter documents could delay or prevent change of control.

Our Certificate of Incorporation authorizes our Board of Directors to issue up to 2,000,000 shares of “blank check” preferred stock without stockholder approval, in one or more series and to fix the dividend rights, terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges, and restrictions applicable to each new series of preferred stock. In addition, our Certificate of Incorporation divides our board of directors into three classes, serving staggered three-year terms. At least two annual meetings, instead of one, will be required to effect a change in a majority of our board of directors. The designation of preferred stock in the future, the classification of our Board of Directors, its three classes and the rights agreement could make it difficult for third parties to gain control of our Company, prevent or substantially delay a change in control, discourage bids for our common stock at a premium, or otherwise adversely affect the market price of our common stock. Moreover, the holders of our outstanding Series A Preferred Stock have a right to put their shares to the Company for an amount equal to the liquidation preference of approximately $340,000 plus unpaid dividends (approximately $221,000 as of December 31, 2019), in the event of a change of control. Such right could hinder our ability to sell our assets or merge with another Company.

The redemption and dividend provisions of our outstanding preferred stock could create uncertainties due to our current financial condition.

The Company has redeemed substantially all of its outstanding preferred stock. At December 31, 2019, 13,602 shares were outstanding with a liquidation preference of approximately $340,000 and unpaid dividends of $221,000. As of February 1, 2020, the liquidation preference of our outstanding preferred stock plus unpaid dividends thereon was approximately $570,000. If an event occurs that would require us to redeem the preferred stock, we may not have the required cash to do so.

In addition, our annual dividend payment on the preferred stock is approximately $34,000, which will further deplete our cash. We have not paid the dividends commencing with the quarterly dividend due August 1, 2013 and, as a result, the dividend rate has increased to 10% per annum and will remain at that level until such failure no longer continues. Dividends in arrears as of February 28, 2020 were approximately $230,000. These terms may also make it more difficult for us to sell equity securities or complete an acquisition.

We may require additional financing to maintain our reporting requirements and administrative expenses.

We have no meaningful revenues and are dependent on our cash on hand to fund the costs associated with the reporting obligations under the Securities Exchange Act of 1934, as amended, and other administrative costs associated with our corporate existence. For the years ended December 31, 2019, 2018 and 2017, we incurred net losses of approximately $5,556,000, $3,008,000 and $790,000, respectively. General and administrative expenses include salaries, accounting fees other professional fees and other miscellaneous expenses. If our available funds prove to be insufficient, we will be required to seek additional financing. Our failure to secure additional financing could have a material adverse effect on our ability to pay the accounting and other fees in order to continue to fulfill our reporting obligations and pursue our business plan. We do not have any arrangements with any bank or financial institution to secure additional financing and such financing may not be available on terms acceptable and in our best interests.

The global pandemic COVID-19, otherwise referred to as the Coronavirus, could impair our ability to raise additional funding or make such funding more costly.

The ongoing global pandemic has caused cessation of business and cause capital markets to decline sharply. This could make it more difficult for companies, including ours, to access capital. It is currently difficult to estimate with any certainty how long the pandemic and resulting curtailment of business will continue, and its effect on capital markets and our ability to raise funds is, accordingly, difficult to quantify. In addition, to the extent that any of our personnel or consultants are affected by the virus, this could cause delays or disruption in our research and development program and affect our ability to execute our plan of operations.

We will likely issue additional securities in conjunction with a business opportunity which will result in a dilution of present stockholder ownership

Our certificate of incorporation authorizes the issuance of 500,000,000 shares of common stock. As of January 20, 2021, we have approximately 190,500,000 shares issued and outstanding. We expect to issue additional shares to sustain our business in connection with our pursuit of new business opportunities and new business operations. To the extent that additional shares of common stock are issued, our stockholders would experience dilution of their respective ownership interests. If we issue shares of common stock in connection with our intent to pursue new business opportunities, a change in control of our company is expected to occur. The issuance of additional shares of common stock may adversely affect the market price of our common stock, in the event that an active trading market commences.

USE OF PROCEEDS

The sale shares of our common stock in this Prospectus are for the account of the Selling Stockholders, and therefore, we will not receive any of the proceeds from the sale of these shares.

DESCRIPTION OF BUSINESS

General

Applied Energetics, Inc. is a corporation organized and existing under the laws of the State of Delaware. Our executive office is located at 2480 W Ruthrauff Road, Suite 140 Q, Tucson, Arizona, 85705 and our telephone number is (520) 628-7415.

Applied Energetics specializes in the development and manufacture of advanced high-performance lasers, high voltage electronics, advanced optical systems, and integrated guided energy systems for defense, aerospace, industrial, and scientific markets worldwide.

Technology and Patents

AERG has developed, successfully demonstrated and holds all crucial intellectual property rights to a dynamic Directed Energy technology called Laser Guided Energy (“LGETM”) and Laser Induced Plasma Channel (“LIPCTM”). LGE and LIPC are technologies that can be used in a new generation of high-tech weapons. The Department of Defense (DOD) previously recognized two key types of Directed Energy Weapon (“DEW”) technologies, High Energy Lasers (“HEL”), and High-Power Microwave (“HPM”). Neither HEL nor HPM is owned by a single entity. The DOD then designated a third DEW technology, LGE. Applied Energetics’s LGE and LIPC technologies are wholly owned by Applied Energetics and patent protected with 26 current patents and an additional 11 Government Sensitive Patent Applications (“GSPA”). These GSPA’s are held under secrecy orders of the US government and allow the company greatly extended protection rights.

Applied Energetics technology is vastly different from conventional directed energy weapons, i.e. HEL, and HPM. LGE uses Ultra-Short Pulse (USP) laser technology to combine the speed and precision of lasers with the overwhelming impact on targeted threats with high-voltage electricity. This unique directed energy solution allows extremely high peak power and energy, with target and effects tenability, and is effective against a wide variety of potential targets. A key element of LGE is its novel ability to offer selectable and tunable properties that can help protect non-combatants and combat zone infrastructure.

As Applied Energetics moves toward the future, our corporate strategic roadmap builds upon the significant value of the company’s USP capabilities and key intellectual property, including LGE and LIPC, to offer our prospective partners, co-developers and system integrators a variety of next-generation Ultra Short-Pulse and frequency-agile optical sources from the ultraviolet to the far infrared portion of the electromagnetic spectrum to address numerous challenges within the military, medical device, and advanced manufacturing market sectors.

Key Relationships and Business Development

Gregory Quarles joined Applied Energetics, to serve as its Chief Executive Officer and a member of the board of directors, effective May 6, 2019. He leads the company in its development of next generation advanced defense technologies based on compact ultra-short pulse optical systems and laser guided energy. Dr. Quarles is an experienced CEO, board member and renowned physicist with over 30 years of experience driving cutting-edge laser, optics, and photonics technology development and operations within advanced industrial companies. Additionally, Dr. Quarles is a globally recognized leader for his strategic partnerships with the Department of Defense and his innovative work in the progression of global materials research, specifically developing new laser and integrated photonic devices for a variety of military, medical, and industrial applications.

Pursuant to a Consulting Agreement, dated as of May 24, 2019, with SWM Consulting, LLC, an entity owned by Stephen W. McCahon. Dr. McCahon serves as our Chief Scientist. This relationship gives us the technical and industry knowhow to utilize the company’s intellectual property in the development of a next generation of Ultra-Short Pulse Lasers. The Consulting Agreement provides for a combination of cash and equity compensation, as we have previously disclosed, for which Dr. McCahon leads Applied Energetics’ scientific efforts including: leading the scientific team, developing new intellectual property, assisting with business development, transferring legacy knowledge to new team members, recruiting and training talent, working with executives on corporate strategy, assisting in budget development for R&D, meeting with clients on technical concepts, attending conferences, and producing thought leadership for the company. Dr. McCahon works closely with Dr. Quarles on the company’s research and development activities and in the proposal and fulfilment of research and development contracts for branches of the Department of Defense, agencies of the federal government and other defense contractors and in other internal research and development activities relating to lasers and advanced optical sources.

We have also reorganized the company’s Scientific Advisory Board and, effective April 30, 2019, AERG entered into a Scientific Advisory Board Agreement with Charles Hale. This agreement provides for Mr. Hale’s service on the Scientific Advisory Board for compensation consisting of a non-qualified stock option to purchase 1,500,000 shares of Company’s common stock at an exercise price equal to $0.369 per share. The option is subject to vesting annually over three years with the first installment twelve months from the date of the agreement. The option expires ten (10) years from the date of the Agreement. Prior to entering into the agreement, Applied Energetics and Mr. Hale agreed that he would forfeit options to purchase 1,500,000 shares at an exercise price of $0.25 per share which had been granted under his prior Consulting Agreement.

Pursuant to our July 16, 2018, Master Services Agreement, Westpark Advisors, LLC assists the company in its comprehensive sales and marketing strategy for the greater Washington DC area and broader Department of Defense markets. Westpark Advisors focuses on the company’s next generation USP laser technologies, along with Laser Guided Energy and the company’s other novel laser technologies and is to provide business development, program management and strategy consulting services, including sales and marketing of the company’s product line. Westpark Advisors’ Managing Director, Patrick Williams provides full-time support to the company under this agreement.

Under our February 15, 2019, Consulting and Advisory Services Agreement, WCCventures, LLC provides advice and guidance to management including business strategy, marketing and capital needs.

AERG also retains corporate communications firm Cameron Associates (“CA”), to provide investor relations services on behalf of the company including counselling, management on appropriate investor communications, preparing and distributing press releases and other public documents, orchestrating conference calls and responding to investor inquiries.

Effective April 29, 2019, AERG. established its Board of Advisors and appointed Christopher Donaghey as its first member. Chris Donaghey currently serves as the senior vice president and head of corporate development for Science Applications International Corporation (“SAIC”), a $6.5 billion revenue defense and government agency technology integrator. As an executive of SAIC, Donaghey works closely with SAIC’s senior management to support the development and implementation of SAIC’s strategic plan with an emphasis on M&A to complement organic growth strategies and value creation. In his role on Applied Energetics’ Board of Advisors, Mr. Donaghey has significant input into the strategic direction of the company and provides assistance in building lasting relationships in our defense markets.

Recent Developments

As of March 4, 2020, AERG executed a contract agreement having a value of $165,919.77 with the US Army under their STTR program for a 90-day Phase 1 research program to investigate Standoff Electronic Denial systems using ultrashort pulse lasers. The Company completed Phase I of the contract June of 2020 and submitted its Phase II proposal to the Army August of 2020. The company was not selected for Phase II and we await a full debrief on the proposal. While we are disappointed in not being selected for the Phase II award, we continue to believe our advanced technologies can solve critical challenges faced by the U.S. Military. This is a continuing requirement for the U.S. Army, and we are refining our proposed technical approach and engaging the numerous Army organizations that are working to quickly field advanced, directed energy technology solutions for our warfighters. Applied Energetics currently has multiple proposals outstanding for a variety of applications, and our team continues to vigorously pursue new opportunities that leverage our significant intellectual property and core competencies in ultra-short pulse optical sources and lasers.

On April 28, 2020 AERG was awarded a loan for $132,760 through the Small Business Administration (SBA) Paycheck Protection Program (PPP). The terms of this loan were twenty four months with a 1% annual interest rate. These funds were issued to cover payroll costs over 8 weeks of May and June 2020. Through the utilization of this PPP loan, AERG was able to keep all employees fully engaged during these two months of the pandemic. Our strategy is to follow the guidelines set forth by the SBA on the PPP program which will allow AERG to apply for a waiver of the loan because of this full employment retention, and have the loan convert to a grant.

Multiple proposals have been submitted to various government agencies in 2019 and 2020. Due to the closures of multiple agencies and work-from-home orders across various regions of the United States, we anticipate that reviews and funding decisions on these proposals might be delayed longer than anticipated as resources are focused on other matters within the government.

Path Forward

We believe that USP optical sources, LGE and LIPC are the cornerstone to AERG’s future and remain the key areas of our R&D focus for the near term. We plan to continue building our management team with highly qualified individuals, including possibly an additional director. We also intend to recruit additional personnel, including in the areas of R&D, marketing and finance. We have worked to align key innovations with our roadmap to encourage and enable internal filing for a broad, strategic and robust portfolio of IP and continue surveying the literature for acquisitions of parallel IP to that end. We also intend to pursue strategic corporate acquisitions in related fields and technology. We continue our active pursuit of additional debt and equity financing through discussions with investment bankers and private investors.

Our goal on the AERG Strategic Plan is to increase the energy, peak power and frequency agility of USP optical sources while decreasing the size, weight, and cost of these systems. We are in the process of developing this breadth of very high peak power USP lasers and additional optical sources that have a very broad range of applicability for threat disruption for the Department of Defense, commercial, and medical applications. Although the historical market for AERG’s LGE and USP technology is the U.S. Government, the USP technologies are expected to provide numerous platforms for commercial additive and subtractive manufacturing and medical device and imaging markets, creating a substantially larger potential market for our products to address.

The ongoing Coronavirus Disease 2019 (COVID-19) pandemic does present unique risks and uncertainties that may alter or otherwise affect our path forward. Our management continues to monitor the possible effects of the COVID-19 on the execution of our plan of operations, our prospective contracts, and the availability of financing to fund our strategic and operational plans going forward. Despite these challenges, we have continued to execute our business development plans and to deliver on our government contracts as per the timeline commitments. In recent months, we have submitted multiple proposals and have been engaged in meetings on a daily and weekly basis with various agencies and departments both remotely and in person in Washington, DC and at various other government facilities. Dr. Quarles, our CEO, has traveled to DC on multiple occasions during the quarter, and remains very committed to pursuing this business even in these challenging times. The interest in our technology and applications remains high, and we continue to submit proposals for all appropriate opportunities.

Through our analysis of the market, and in discussions with potential customers, we would also conclude that customers are becoming more receptive and interested in directed energy technologies. According to the Department of Defense fiscal 2019 budget, its directed energy spending grew from approximately $500 million in 2017 to over $1 billion in 2019, an increase of 100%. The 2020 budget reflected directed energy spending of $1.2 billion, an additional increase of 20% over 2019, and from 2017 through 2020, the directed energy budget grew from approximately $500 million to approximately $1.2 billion, averaging approximately 40% per year. As a result, we continue to be even more optimistic about our future and the growing opportunities in directed energy applications. As the US Congress finalizes its appropriations process for the 2021 budget, the AERG team anticipates a continuation of strong funding for the Directed Energy community. With our existing patent portfolio, and through further advancements of our technologies, we believe we have the substantial building blocks needed to become a significant and successful developer in our marketplace.

Market for Our Technology

Directed Energy Weapons

Directed energy weapon system means military action involving the use of directed energy to incapacitate, damage, or destroy enemy equipment, facilities, and assets. Previous to LGE, the only two viable directed energy weapon systems were High Energy Laser (HEL), which uses heat to burn targets and High Power Radio Frequency (HP-RF), weapons that use electromagnetic energy at specific frequencies to disable electronic systems.

HEL and HP-RF directed energy technologies have been under development for decades with numerous DoD and other government contractors participating. The unique attributes of directed energy weapon systems —the ability to create precise effects against multiple targets near-instantaneously and at a very low cost per shot—have great potential to help the DoD in addressing future warfare requirements. The DoD invests research and development dollars into directed energy solutions to fill gaps identified by warfighters. For example, in future conflicts with capable enemies possessing large inventories of guided missiles, it may be operationally risky and cost-prohibitive for the U.S. military to continue to rely exclusively on a limited number of kinetic missile interceptors. Such a “missile competition” could allow an adversary to impose costs on U.S. forces by compelling them to intercept each incoming missile with far more expensive kinetic munitions. The DoD has made significant leaps in both performance and maturity as a result of many years of research.

Laser Guided Energy

AERG’s patented LGE weapon technology works via wireless electrical energy transmission through the atmosphere, to disable vehicles and other threats to our security. AERG has developed the underlying technologies that allow a user to precisely control where the directed energy goes in direction, range, and magnitude. AERG’s LGE technologies are combined to create “laser filaments” as the laser passes through the atmosphere. The filaments in turn create Laser Induced Plasma Channels (“LIPC”) which enable the transmission of electrical energy.

Our development of LGE has led to a third directed energy technology creating a generational opportunity for a completely new weapon system development. The Company uniquely owns the critical intellectual property for LGE. The unique properties and demonstrated target effects of LGE allow for mission areas and applications that are not accessible to either HEL or RF directed energy. Therefore, LGE fills numerous requirements in the urban and asymmetric warfare environment. There is a very broad range of targets and effects that LGE addresses that are uniquely different from HEL and RF directed energy and therefore we do not compete directly within those application spaces.

Competition

AERG’s proprietary LIPC based LGE technology is a unique directed energy weapon, with products that can be integrated onto platforms being developed for use by the U.S. Government. Over the past several years, a handful of major defense contractors have received significant funding for DE systems development, manufacturing and integration. These contractors specialize in different directed energy weapon system platforms to respond to a variety of threats. Although AERG competes against other weapon systems for funding, the uniqueness of the LGE technology should continue to support its development into weapon platform programs. AERG like many other small defense contractors was adversely affected by cutbacks in U.S. Government spending after 2011. AERG believes that there is renewed U.S. Government interest in directed energy applications and believes that continued development of its USP capabilities, including LGE and LIPC technologies, and growing interest from all branches of the U.S. armed forces and other government agencies will lead to increases in government spending on directed energy weaponry in the coming years. Likewise, there are multiple new threats that must be addressed with unique and emerging technologies, and AERG is working diligently to rapidly advance development, demonstration, testing and engineering of the Advanced Ultrashort Pulse Lasers throughout the spectrum from the ultraviolet to the far infrared. As a percentage of the federal budget, this has the possibility to rapidly accelerate and compare in magnitude with the LGE/LIPC product lines over the next several years.

Furthermore, AERG’s primary direct LGE and AUSP optical sources competition are corporations and contractors supported by foreign governments who may be attempting to develop similar technologies. AERG believes that such foreign activity will create additional U.S. Government funding for both AUSP sources and LGE in order to maintain our country’s lead in directed-energy weapons.

Some of AERG’s biggest commercial competitors are Trumpf (German), Coherent (US), Thales (France) and IPG (US), all billion-dollar market class companies that have substantially more resources than AERG.

Employees

As of January 20, 2021, we had two employees, and we retain four full- and part-time consultants.

DESCRIPTION OF PROPERTY

As of March 2020, we have month-to-month agreements to lease approximately 190 square feet of office space as well as to lease approximately 4,270 square feet of office space and laboratory space in Tucson, Arizona.

Our aggregate rent expense, including common area maintenance costs, was approximately $30,000 and $4,000 for 2019 and 2018, respectively.

We believe our facilities are adequate for our currently expected level of operations.

See Note 6 to our 2019 Consolidated Financial Statements, which is incorporated herein by reference for information with respect to our lease commitments at December 31, 2019.

LEGAL PROCEEDINGS

On July 3, 2019, Gusrae, Kaplan & Nusbaum and its partner, Ryan Whalen, counsel for defendants, George Farley and AnneMarie Co. LLC, in the now settled litigation brought by the company in Delaware, filed a complaint in the District Court for the Southern District of New York against the company its directors, officers, attorneys and a consultant. The action alleges libel, securities fraud and related claims. The company believes that this suit lacks merit and disputes these allegations. The company filed a motion to dismiss the complaint on October 24, 2019. On December 13, 2019, Gusrae Kaplan and Mr. Whalen filed an opposition to the company’s motion. On January 10, 2020, the company filed a reply brief. The United States District Court has not yet ruled on the motion. On January 15, 2021, the company filed a complaint against Gusrae, Kaplan & Nusbaum and Ryan Whalen for malpractice and breach of New York Rules of Professional Conduct by both parties as former counsel to the company.

On June 15, 2020, Grace A.C. Dearmin, as the Administrator of the Estate of Thomas Carr Dearmin, filed a cross-complaint, against the company, Mr. Barcklow and company director, Bradford Adamczyk, alleging causes of action against them for breach of contract and conversion. The causes of action against the company allege that the company’s board of directors voted to compensate its former CEO and director, Thomas Dearmin, as reflected in board meeting minutes dated May 11, 2018, and June 25, 2018, but failed to pay compensation owed to Mr. Dearmin. These causes of action further allege that, if incentive milestones of the company’s stock price were reached, Mr. Dearmin’s estate is owed up to 5 million shares of company common stock, or the current monetary value of that stock. On November 17, 2020, the company, Mr. Barcklow and Mr. Adamczyk filed motions to dismiss the cross-complaint against them on substantive and jurisdictional grounds.  The hearing on the motions is scheduled for February 8, 2021.

As with any litigation, the company cannot predict the outcome with certainty, but the company expects to provide further updates on the status of the litigation as circumstances warrant.

We may, from time to time, be involved in legal proceedings arising from the normal course of business.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine from time to time at what price they may sell the shares of common stock offered by this Prospectus, and such sales may be made at prevailing market prices, or at privately negotiated prices.

SELLING STOCKHOLDERS

The following table sets forth the information as to the ownership of our securities by the Selling Stockholders on January 20, 2021, at which time approximately 190,500,000 shares of our common stock were outstanding. Unless otherwise indicated, it is assumed that each Selling Stockholder listed below possesses sole voting and investment power with respect to the shares owned as of such date by the Selling Stockholder,

Selling Stockholder (2)	Shares of Common Stock Owned Before the Offering		Total Number of Shares of Common Stock to be Offered (1) (2)		Shares of Common Stock to be Beneficially Owned After the Offering (2)		Percentage of Common Stock Beneficially Owned After the Offering
Elizabeth V. & Matthew G. (III) Anderson	636,500	(3)	100,000		536,500	(3)	*
Stephen Baksa	3,282,011		1,782,011		1,500,000		*
Marco Beltrami	170,640		170,640		-0-		--
Jeffrey Beyer	170,640		170,640		-0-		--
Medford Bragg	598,357		598,357		-0-		--
Bryan Charles Elliott IRA	509,561	*	429,561		80,000	(5)	*
Skip Dines	1,333,333		1,333,333		-0-		--
Edward M. Giles Revocable Trust	1,368,011	(6)	688,011		680,000		*
Edward M. Giles 2011 GST Exempt Trust	680,000	(7)	680,000		-0-		--
EM Giles 2019 GST Trust	514,521		514,521		-0-		--
EMG ROTH IRA	1,020,000	(5)	680,000		340,000		*
Doug Faris	7,037,604		737,604		6,300,000		3.2%
Giles Family 2015 Trust	514,521		514,521		-0-		--
Walter Giles	343,106		343,106		-0-		--
Isles Capital LP	689,874	(7)	689,874		-0-		--
Charles Johnson	3,684,977		351,644		3,333,333		1.8%
Kanawha Salines, LLC	340,548		340,548		-0-		--
BK Katherman	9,497,588		2,497,588		7,000,000
Bruce Kiraly	170,503		170,503		-0-		--
Alexander McAree(10)	2,666,667		1,666,667		1,000,000
Kevin McFadden	12,000,000		125,000		11,875,000		6.2%
Odysseus Fund, LP(9)	170,548		170,548		-0-		--
ProspectBlue Ventures(4)	171,096		171,096		-0-		--
Red Cedar Onshore Fund LP(10)	6,834,704		6,834,704		-0-		--
Scott Roth	254,453		254,453		-0-		--
Brooke & David Schroeder	700,000	(3)	200,000		500,000	(3)
Allan Strange	420,594		170,594		250,000		--
Khang Ting	25,000		25,000		-0-		--
Alan Vaughan	1,965,833	(4)	150,000	(4)	1,815,833	(4)	*
C. Porter Vaughan, III	217,500	(4)	200,000	(4)	17,500	(4)	*
George Wood	3,415,069		3,415,069		-0-		--
Tod Wood	170,000		170,000		-0-		--
Wood 2006 Irrevocable Trust	67,000		67,000		-0-		--
Watson Wright	1,304,987		304,987		1,000,000
Erwin Zeuschner	170,594		170,594		-0-		--

TOTAL	61,401,271		26,888,174		34,513,097		18.2%

*	Less than 1%.

(1)	Represents the shares held by the selling stockholders which we have agreed to include in this Prospectus.

(2)	Assumes all of the shares being offered under this Prospectus will be sold by the Selling Stockholders. However, we are unable to determine the exact number of shares that will actually be sold hereunder.

(3)	Held in the names of Mmes. Anderson (536,500 shares) and Schroeder (500,000 shares), respectively.

(4)	Alan Vaughan is the Managing Partner of ProspectBlue Ventures whose shares, therefore, are attributable to him. Shares beneficially owned by C. Porter Vaughan, III and Alan Porter Vaughan each include 12,500 shares underlying warrants.
(5)	Includes 80,000 shares held in a spendthrift trust for the benefit of Mr. Elliott. Shares are considered jointly beneficially owned, for securities regulatory purposes, by Mary T. Elliott.

(6)	Edward M. Giles is Trustee of the Edward M. Giles Revocable Trust. Shares beneficially owned include those held by the Edward M. Giles Revocable Trust and EMG ROTH IRA taken together.

(7)	Zachary Wydra is Trustee of the Edward M. Giles 2011 GST Exempt Trust, and its beneficiaries are Walter, Carolyn, Stephen and Jeanne Giles.

(8)	Walter Giles is the General Partner of Isles Capital LP, and its beneficial owners are Walter, Carolyn, Stephen and Jeanne Giles.

(9)	Justin Kurland is the Managing Partner of Odysseus Fund, LP which is owned by Mr. Kurland and Robert Mitchell.

(10)	Alexander C. McAree is the Managing Partner of Red Cedar Onshore Fund LP.

PLAN OF DISTRIBUTION

We are registering 26,888,174 shares for potential sale by the Selling Stockholders if and when they decide to sell their shares. Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. Any commissions, discounts or other fees payable to brokers-dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We know of no existing arrangements between the selling stockholders, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus.

We agreed to keep this Prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Penny Stock Rules

Our shares of common stock are subject to the “penny stock” rules of the Exchange Act. In general terms, “penny stock” is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, authorized for quotation from the NASDAQ stock market, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer’s net tangible assets or revenues. In the last case, the issuer’s net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer’s average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of stockholders to sell their shares.

DESCRIPTION OF SECURITIES

The following description of our capital stock being registered herein is a summary only and is qualified in its entirety by reference to our Articles of Incorporation, as amended, and Amended and Restated Bylaws, which are included as Exhibits 3.1 through 3.7 of the Company’s Annual Report on Form 10-K (incorporating such documents by reference to prior reports on file with the SEC by the Company).

Common Stock

We are authorized to issue up to 500,000,000 shares of common stock, $0.001 par value per share. Holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available. Holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors. Holders of our common stock do not have any conversion, redemption or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

As of December 31, 2019 and 2018, there were 13,602 shares of Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”) outstanding, respectively. The company has not paid the dividends commencing with the quarterly dividend due August 1, 2013. Dividend arrearages as of December 31, 2019 and February 1, 2020 were approximately $221,000 and $230,000, respectively. Our Board of Directors suspended the declaration of the dividend, commencing with the dividend payable as of February 1, 2015 since we did not have a surplus (as such term is defined in the Delaware general corporation Law) as of December 31, 2014, until such time as we have a surplus or net profits for a fiscal year.

Our Series A Preferred Stock has a liquidation preference of $25.00 per Share. The Series A Preferred Stock bears dividends at the rate of 6.5% of the liquidation preference per share per annum, which accrues from the date of issuance, and is payable quarterly. Dividends may be paid in: (i) cash, (ii) shares of our common stock (valued for such purpose at 95% of the weighted average of the last sales prices of our common stock for each of the trading days in the ten trading day period ending on the third trading day prior to the applicable dividend payment date), provided that the issuance and/or resale of all such shares of our common stock are then covered by an effective registration statement and the company’s common stock is listed on a U.S. national securities exchange or the Nasdaq Stock Market at the time of issuance or (iii) any combination of the foregoing. If the company fails to make a dividend payment within five business days following a dividend payment date, the dividend rate shall immediately and automatically increase by 1% from 6.5% of the liquidation preference per offered share of Series A preferred stock to 7.5% of such liquidation preference. If a payment default shall occur on two consecutive dividend payment dates, the dividend rate shall immediately and automatically increase to 10% of the liquidation preference for as long as such payment default continues and shall immediately and automatically return to the Initial dividend rate at such time as the payment default is no longer continuing.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

As of December 31, 2020, we had outstanding an aggregate of 190,502,323 shares of our common stock. All of the shares registered in the registration statement of which this prospectus forms a part will be freely tradable without restriction or further registration under the Securities Act, unless those shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act. When taken with the existing public float of approximately 160,140,000 shares, this will result in approximately 186,140,000 shares in the public float.

The remaining 50,164,062 unregistered shares of common stock outstanding after this offering will be restricted as a result of securities laws. Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, or another exemption from registration under the Securities Act.

Rule 144

Rule 144 allows for the public resale of restricted and control securities if a number of conditions are met. Meeting the conditions includes holding the shares for a certain period of time, having adequate current information, looking into a trading volume formula, and filing a notice of the proposed sale with the SEC.

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale, (ii) we are subject to the Exchange Act periodic reporting requirements and have filed all required reports for a least 90 days before the sale, and (iii) we are not and have never been a shell company (a company having no or nominal operations and either (1) no or nominal assets, (2) assets consisting solely of cash and cash equivalents, or (3) assets consisting of any amount of cash and cash equivalents and nominal other assets). If we ever become a shell company, Rule 144 would be unavailable until one year following the date we cease to be a shell company and file Form 10 information with the SEC ceasing to be a shell company, provided that we are then subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that we were required to file such reports and materials), other than Form 8-K reports. We believe that we are not a shell company but, instead, a start-up company as we have a definite business plan and have undertaken substantial activity to conduct our business.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

-	1% of the number of shares of our common stock then outstanding; or

-	The average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above. Sales under the Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management discussion and analysis together with the Risk Factors set forth elsewhere in this Prospectus and with our audited Consolidated Financial Statements and Notes thereto included elsewhere herein.

Overview

Applied Energetics, Inc., specializes in the development and manufacture of advanced high-performance lasers, high voltage electronics, advanced optical systems, and integrated guided energy systems for prospective defense, aerospace, industrial, and scientific customers worldwide.

Gregory J. Quarles was hired as the Chief Executive officer of AERG at the beginning of May 2019, and shortly thereafter, the company entered into an Asset Purchase Agreement with AOS on May 29, 2019. AOS is a Tucson-based corporation of which Stephen W. McCahon is the majority shareholder. Mr. McCahon was also retained under a Consulting Agreement with AERG and has been retained as the acting Chief Scientist. AERG has continued to expand its technical capabilities with the addition of numerous consultants and contractors, and agreements with several of the leading laser and optics universities in the country. The Asset Purchase Agreement and Consulting Agreement superseded the 2017 Teaming and Consulting Agreements with AOS and McCahon.

AERG owns intellectual property that is integral and necessary for the development of Ultra-Short Pulse (“USP”) Lasers, Laser Guided Energy (“LGE”) and Direct Discharge Electrical products for military and commercial applications. AERG currently owns 26 patents and an additional 11 Government Sensitive Patent Applications (“GSPA”). These GSPA’s are held under secrecy orders of the US government and allow the company greatly extended protection rights, including having no expiration date until such time as they are no longer classified after that they will have the normal 20-year patent protection.

As of March 4, 2020, AERG executed a contract agreement having a value of $165,919.77 with the US Army under their STTR program for a 90-day Phase 1 research program to investigate Standoff Electronic Denial systems using ultrashort pulse lasers. The Company completed Phase I of the contract June of 2020 and submitted its Phase II proposal to the Army August of 2020. The company was not selected for Phase II and we await a full debrief on the proposal. While we are disappointed in not being selected for the Phase II award, we continue to believe our advanced technologies can solve critical challenges faced by the U.S. Military. This is a continuing requirement for the U.S. Army, and we are refining our proposed technical approach and engaging the numerous Army organizations that are working to quickly field advanced, directed energy technology solutions for our warfighters. Applied Energetics currently has multiple proposals outstanding for a variety of applications, and our team continues to vigorously pursue new opportunities that leverage our significant intellectual property and core competencies in ultra-short pulse optical sources and lasers.

On April 28, 2020 AERG was awarded a loan for $132,760 through the Small Business Administration (SBA) Paycheck Protection Program (PPP). The terms of this loan were twenty-four months with a 1% annual interest rate. These funds were issued to cover payroll costs over 8 weeks of May and June 2020. Through the utilization of this PPP loan, AERG was able to keep all employees fully engaged during these two months of the pandemic. Our strategy is to follow the guidelines set forth by the SBA on the PPP program which will allow AERG to apply for a waiver of the loan because of this full employment retention and have the loan convert to a grant.

Multiple proposals have been submitted to various government agencies in 2019 and 2020. Due to the closures of multiple agencies and work-from-home orders across various regions of the United States, we anticipate that reviews and funding decisions on these proposals might be delayed longer than anticipated as resources are focused on other matters within the government. In addition to these delays, the US federal budget for 2021 has not yet been approved by Congress. On September 29, 2020, the House of Representatives passed H.R. 8337, and on September 30, 2020, the Senate passed the same bill, a continuing resolution (CR) to extend federal government funding through December 11, and the President signed it into law (Public Law 116-159) on September 30, 2020 to avoid a government shutdown at the end of the fiscal year 2020. There is some uncertainty as to whether the federal budget will be approved before December 11, and if not, there will either be a second CR or there could be a sequestration and closure of the federal government. This also could drastically impact review of proposals and awards of near-term contracts.

Path Forward

We believe that USP optical sources, LGE and LIPC are the cornerstone to AERG’s future and remain the key areas of our R&D focus for the near term. We plan to continue building our management team with highly qualified individuals, including possibly an additional director. We also intend to recruit additional personnel, including in the areas of R&D, marketing and finance. We have worked to align key innovations with our roadmap to encourage and enable internal filing for a broad, strategic and robust portfolio of IP and continue surveying the literature for acquisitions of parallel IP to that end. We also intend to pursue strategic corporate acquisitions in related fields and technology. We continue our active pursuit of additional debt and equity financing through discussions with investment bankers and private investors.

Our goal on the AERG Strategic Plan is to increase the energy, peak power and frequency agility of USP optical sources while decreasing the size, weight, and cost of these systems. We are in the process of developing this breadth of very high peak power USP lasers and additional optical sources that have a very broad range of applicability for threat disruption for the Department of Defense, commercial, and medical applications. Although the historical market for AERG’s LGE and USP technology is the U.S. Government, the USP technologies are expected to provide numerous platforms for commercial additive and subtractive manufacturing and medical device and imaging markets, creating a substantially larger market for our products to address.

The ongoing Coronavirus Disease 2019 (COVID-19) pandemic does present unique risks and uncertainties that may alter or otherwise affect our path forward. Our management continues to monitor the possible effects of the COVID-19 on the execution of our plan of operations, our prospective contracts, and the availability of financing to fund our strategic and operational plans going forward. Despite these challenges, we have continued to execute our business development plans and to deliver on our government contracts as per the timeline commitments. In recent months, we have submitted multiple proposals and have been engaged in meetings on a daily and weekly basis with various agencies and departments both remotely and in person in Washington, DC and at various other government facilities. Dr. Quarles, our CEO, has continued traveling to the DC area on multiple occasions during the quarter, and remains very committed to briefing our submitted proposals and pursuing this business even in these challenging times.

Through our analysis of the market, and in discussions with potential customers, we would also conclude that customers are becoming more receptive and interested in directed energy technologies. According to the Department of Defense fiscal 2019 budget, its directed energy spending grew from approximately $500 million in 2017 to over $1 billion in 2019, an increase of 100%. The 2020 budget reflected directed energy spending of $1.2 billion, an additional increase of 20% over 2019, and from 2017 through 2020, the directed energy budget grew from approximately $500 million to approximately $1.2 billion, averaging approximately 40% per year. As a result, we continue to be even more optimistic about our future and the growing opportunities in directed energy applications. As the US Congress finalizes their Appropriations process for the 2021 budget, the AERG team anticipates a continuation of strong funding for the Directed Energy community. With our existing patent portfolio, and through further advancements of our technologies, we believe we have the substantial building blocks needed to become a significant and successful developer in our marketplace.

Critical Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with United States generally accepted accounting principles requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management bases its assumptions on historical experiences and on various other inputs and estimates that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. In addition, management considers the basis and methodology used in developing and selecting these estimates, the trends in and amounts of these estimates, specific matters affecting the amount of and changes in these estimates, and any other relevant matters related to these estimates, including significant issues concerning accounting principles and financial statement presentation. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

Share-Based Payments

Stock-based compensation cost is measured at grant date, based on the fair value of the award and is recognized as an expense over the requisite service period.

The fair value of each option grant is estimated at the date of grant using the Black-Scholes-Merton option valuation model. We make the following assumptions relative to this model: (i) the annual dividend yield is zero as we do not pay dividends on our common stock, (ii) the weighted-average expected life is based on a midpoint scenario, where the expected life is determined to be half of the time from grant to expiration, regardless of vesting, (iii) the risk free interest rate is based on the U.S. Treasury security rate for the expected life, and (iv) the volatility is based on the level of fluctuations in our historical share price for a period equal to the weighted-average expected life. We estimate forfeitures when recognizing compensation expense and adjust this estimate over the requisite service period should actual forfeitures differ from such estimates. Changes in estimated forfeitures are recognized through a cumulative adjustment, which is recognized in the period of change and which impacts the amount of unamortized compensation expense to be recognized in future periods.

Income Taxes

Deferred tax assets and liabilities are recognized currently for the future tax consequences attributable to the temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that such assets will not be realized.

Results of Operations

Comparison of Operations for the Three Months Ended September 30, 2020 and 2019:

	2020	2019
Revenue	$165,920	$-
Cost of revenue	(153,629)	-
General and administrative	(1,133,536)	(2,467,328)
Selling and marketing	(72,335)	(52,562)
Research and development	(84,465)	(67,670)
Interest (expense)	(225,210)	(46,783)

Net loss	$(1,503,255)	$(2,634,343)

Revenue

Revenue increased approximately $166,000 to $166,000 for the three months ended September 30, 2020 compared to $-0- for the three months ended September 30, 2019 primarily due to the completion of the STTR phase I project.

Cost of Revenue

Cost of revenue increased approximately $154,000 to $154,000 for the three months ended September 30, 2020 compared to $-0- for the three months ended September 30, 2019 primarily due to the completion of the STTR phase I project.

General and Administrative

General and administrative expenses decreased approximately $1,334,000 to $1,134,000 for the three months ended September 30, 2020 compared to $2,467,000 for the three months ended September 30, 2019 primarily due to the decreases of $1,203,000 of professional expenses, $154,000 in applied project costs and $11,000 of travel expenses, partially offset by an increase in salaries and employee benefits of $16,000, supplies and insurance of $10,000 and building costs of $6,000.

Selling and Marketing

Selling and marketing expenses increased approximately $20,000 to $72,000 for the three months ended September 30, 2020 compared to $53,000 for the three months ended September 30, 2019 primarily due to the continuation of business development activities through our Master Services Agreement with Westpark Advisors as well as the addition of other consultants in this field.

Research and Development

Research and development expenses increased approximately $17,000 to $84,000 for the three months ended September 30, 2020 compared to $68,000 for the three months ended September 30, 2019 primarily due to the allocation of part of management’s pay from research and development to consulting expense.

Interest Expense

Interest expense increased approximately $178,000 to $225,000 for the three months ended September 30, 2020 compared to $47,000 for the three months ended September 30, 2019 primarily due to increased levels of debt and $115,000 amortization of the beneficial conversion feature of notes payable, as well as the $50,000 penalty interest on the note payable for the AOS acquisition.

Net Loss

Our operations for the three months ended September 30, 2020 resulted in a net loss of approximately $1,503,000, a decrease of approximately $1,131,000 compared to the approximately $2,634,000 net loss for the three months ended September 30, 2019 primarily due to an increase in gross margin and decreased general and administrative expense which was partially offset by increases in sales and marketing, research and development and interest expense.

Comparison of Operations for the Nine Months Ended September 30, 2020 and 2019:

	2020	2019
Revenue	$175,920	$--
Cost of revenue	(153,630)	--
General and administrative (expense)	(3,352,280)	(3,534,493)
Selling and marketing (expense)	(225,861)	(158,895)
Research and development (expense)	(207,261)	(236,221)
Other income	15,833	--
Interest (expense)	(395,776)	(77,708)

Net loss	$(4,143,055)	$(4,007,317)

Revenue

Revenue increased approximately $176,000 to $176,000 for the nine months ended September 30, 2020 compared to $-0- for the nine months ended September 30, 2019 primarily due to the completion of the STTR phase I project.

Cost of Revenue

Cost of revenue increased approximately $154,000 to $154,000 for the nine months ended September 30, 2020 compared to $-0- for the nine months ended September 30, 2019 primarily due to the completion of the STTR phase I project.

General and Administrative

General and administrative expenses decreased approximately $182,000 to $3,352,000 for the nine months ended September 30, 2020 compared to $3,534,000 for the nine months ended September 30, 2019 primarily due to the decrease of $224,000 in professional expenses and applied project costs, partially offset by an increase in salaries and employee benefits of $110,000, an increase in building costs of $47,000, an increase in supplies and insurance expense of $24,000 an increase in travel expense of $7,000 an increase in miscellaneous of $5,000 and an increase in depreciation of $3,000.

Selling and Marketing

Selling and marketing expenses increased approximately $67,000 to $226,000 for the nine months ended September 30, 2020 compared to $159,000 for the nine months ended September 30, 2019 primarily due to the continuation of business development activities through our Master Services Agreement with Westpark Advisors as well as the addition of other consultants in this field.

Research and Development

Research and development expenses decreased approximately $29,000 to $207,000 for the nine months ended September 30, 2020 compared to $236,000 for the nine months ended September 30, 2019 primarily due to the allocation of part of management’s pay from research and development to consulting expense.

Other Income

Other income increased approximately $16,000 to $16,000 for the nine months ended September 30, 2020 compared to $-0- for the nine months ended September 30, 2019 to reflect the income from time and effort expenses on the subcontract to the Missile Defense Agency (thru AlionSciences) as a subject matter expert on a series of program reviews.

Interest Expense

Interest expense increased approximately $318,000 to $396,000 for the nine months ended September 30, 2020 compared to $78,000 for the nine months ended September 30, 2019 primarily due to increased levels of debt and $115,000 amortization of the beneficial conversion feature of notes payable as well as the $50,000 penalty interest on the note payable for the AOS acquisition.

Net Loss

Our operations for the nine months ended September 30, 2020 resulted in a net loss of approximately $4,143,000, an increase of approximately $136,000 compared to the approximately $4,007,000 net loss for the nine months ended September 30, 2019 primarily due to an increase in selling and marketing and an increase in interest expense partially offset by gross margin, a decrease in general and administrative and a decrease in research and development costs and other income.

Comparison of the Years Ended 2019 and 2018

Our consolidated financial information for the years ending December 31, 2019, and 2018 is as follows:

	2019	2018
Revenue	$-	$-
Cost of revenue	-	-
Operating Expenses:
General and administrative	$(4,622,624)	$(2,521,837)
Selling and marketing	(213,738)	(50,085)
Research and development	(335,445)	(190,482)
Total operating expenses	(5,171,807)	(2,762,404)
Other expense:
Other income	19,046	-
Interest (expense)	(403,578)	(245,343)
Other expense	(384,532)	(245,343)
Loss before provision for income taxes	(5,556,339)	(3,007,747)
Provision for income taxes	-	-
Net loss	$(5,556,339)	$(3,007,747)

General and Administrative

General and administrative expenses increased approximately $2,101,000 to $4,623,000 for the year ended December 31, 2019 compared to $2,522,000 for the year ended December 31, 2018. Consulting and professional services increased by approximately $1,881,000, wages and employee benefits increased $225,000, supplies and insurance increased by $60,000, travel increased by $52,000, building costs increased by $41,000 and depreciation increased by $15,000, partially offset by recognition of a loss on the early payoff of notes payable for $174,000 in 2018.

Selling and Marketing

Selling and Marketing expenses increased approximately $164,000 to $214,000 for the year ended December 31, 2019 compared to $50,000 for the year ended December 31, 2018 primarily due to the continuation of business development activities through our Master Services Agreement with Westpark Advisors.

Research and Development

Research and development expenses increased approximately $145,000 to $335,000 for the year ended December 31, 2019, compared to $190,000 the year ended December 31, 2018, primarily due to the initiation of research and development activities through our teaming agreement with Applied Optical Sciences, Inc. and our cooperative Research Agreement with the Arizona Board of Regents of the University of Arizona.

Other Expense

Interest expense for the year ended December 31, 2019 was higher by approximately $158,000 to $404,000 for the year ended December 31, 2019, compared to $245,000 the year ended December 31, 2018 primarily due to warrant expense of $263,000 partially offset by the amortization of the notes payable beneficial conversion factor and higher levels of historical debt in 2018. Other income increased $19,000 to $19,000 to reflect the time and effort on the subcontract to the Missile Defense Agency (thru AlionSciences) as a subject matter expert on a series of program reviews.

Net Loss

Our operations in 2019 resulted in a net loss of approximately $5,556,000, an increase of approximately $2,549,000 compared to the approximately $3,008,000 million net loss for 2018 primarily due to an increase in professional fees, wages and employee benefits, supplies and insurance, travel, building costs, depreciation, selling and marketing, partially offset by a reduction offset by recognition of a loss on the early payoff of notes payable 2018 and a lower other expense. Our net loss attributable to common stockholders per common share – basic and diluted increased to approximately ($0.03) per share.

Liquidity and Capital Resources

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the year ended December 31, 2019, the company incurred a net loss of approximately $5,556,000, had negative cash flows from operations of $3,250,000 and may incur additional future losses due to the reduction in government contract activity. These matters raise substantial doubt as to the company’s ability to continue as a going concern.

In their report accompanying our financial statements, our independent auditors stated that our financial statements for the year ended December 31, 2019 and 2018 were prepared assuming that we would continue as a going concern, and that they have substantial doubt as to our ability to continue as a going concern. Our auditors have noted that our recurring losses from operations and negative cash flow from operations and the concern that we may incur additional losses due to the reduction in Government contract activity raise substantial doubt about our ability to continue as a going concern.

The company’s existence is dependent upon management’s ability to develop profitable operations. Management is devoting substantially all of its efforts to developing its business and raising capital and there can be no assurance that the company’s efforts will be successful. No assurance can be given that management’s actions will result in profitable operations or the resolution of its liquidity problems. The accompanying consolidated financial statements do not include any adjustments that might result should the company be unable to continue as a going concern.

In order to improve the company’s liquidity, the company’s management is actively pursuing additional equity financing through discussions with investment bankers and private investors. There can be no assurance that the company will be successful in its effort to secure additional equity financing.

The financial statements do not include any adjustments relating to the recoverability of assets and the amount or classification of liabilities that might be necessary should the company be unable to continue as a going concern.

At December 31, 2019, we had approximately $88,000 of cash and cash equivalents, a decrease of approximately $90,000 from December 31, 2018. In 2019, we used approximately $3,250,000 in operating activities, comprised primarily of our net loss of $5,556,000, a decrease in accrued expenses and compensation of $361,000, a decrease in accounts payable of $222,000, an increase in long-term receivables of $141,000, partially offset by non-cash stock-based compensation expense of $2,157,000, an increase in prepaid expenses and deposits of $217,000, amortization of future compensation payable of $203,000, interest expense of $397,000, an increase in other receivables of $57,000 and depreciation and amortization of $15,000.

We used approximately $12,000 in investing activities with the purchase of equipment.

We had approximately $3,172,000 provided by financing activities comprised of proceeds from note payable net of financing costs of $2,350,000, $854,000 provided from the proceeds from the issuance of common stock, partially offset by the repayment on notes payable $32,000. All this resulted in a net cash outflow of approximately $90,000.

At September 30, 2020, we had approximately $2,391,000 of cash and cash equivalents, an increase of approximately $2,303,000 from December 31, 2019. During the first nine months of 2020, the net cash outflow from operating activities was approximately $2,045,000. This amount was comprised primarily of our net loss of $4,143,000, a decrease in accounts payable of $151,000 and an increase in prepaid expenses and deposits of $141,000, partially offset by noncash stock based compensation of $1,138,000, amortization of future compensation payable of $625,000, an increase in accrued interest of $231,000, amortization of prepaid expenses of $184,000, amortization of beneficial conversion feature of $115,000, an increase in accrued expenses and compensation of $68,000, depreciation and amortization of $13,000, a decrease in accounts receivable of $10,000 and a decrease in inventory of $6,000.

Financing activities reflected $4,457,000 proceeds from notes payable, $1,644,000 in proceeds from issuance of common stock, and proceeds from the exercise of warrants and options of $75,000, partially offset by the repayment on notes payable of $528,000 and $1,300,000 in cancellation of common stock resulting in net cash inflow of approximately $4,348,000.

During the quarter ended September 30, 2020, we received $4,324,000 in bridge funding pursuant to 10% Convertible Promissory Notes (the “2020 Notes”). Also, during the quarter, notes containing a principal balance of $410,000 with a maturity date of September 1, 2019 and a principal balance of $620,000 with a maturity date of December 1, 2019 were exchanged into this portfolio of notes payable. These notes were convertible into shares of our common stock at a conversion price of $0.30 per share. At any time after October 15, 2020 until July 15, 2021, the date of maturity, (i) each investor had a right to convert these notes into shares of our common stock, at a conversion price of $0.30 per share and (ii) the company could elect to prepay, either in cash or in shares of common stock at a price of $0.30 per share, at the option of the holder, the amount of principal and interest then outstanding under each note. Effective November 5, 2020, the Company and the holders of each of these notes agreed to convert all principal and interest on these notes into shares of our common stock at a price of $0.30 per share. Also effective November 5, 2020, the Company repaid all principal and interest remaining on the notes maturing in September and December of 2019, respectively, which were not exchanged into the 2020 Notes. With the repayment and conversion, respectively, of these notes, the company has now repaid or converted all of its outstanding investor debt. In addition, with the conversion of the 2020 Notes into the 18,386,174 shares and the return or retirement of 46 million shares, the company now has approximately 191 million shares of common stock outstanding.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the nine-months ended September 30, 2020, the company incurred a net loss of approximately $4,143,000, had negative cash flows from operations of $2,045,000 and may incur additional future losses due to the reduction in Government contract activity. These matters raise substantial doubt as to the company’s ability to continue as a going concern.

The company’s existence is dependent upon management’s ability to develop profitable operations. Management is devoting substantially all of its efforts to developing its business and raising capital and there can be no assurance that the company’s efforts will be successful. No assurance can be given that management’s actions will result in profitable operations or the resolution of its liquidity problems. The accompanying consolidated financial statements do not include any adjustments that might result should the company be unable to continue as a going concern.

In order to improve the company’s liquidity, the company’s management is actively pursuing additional debt and equity financing through discussions with investment bankers and private investors. There can be no assurance that the company will be successful in its effort to secure additional debt and equity financing.

The financial statements do not include any adjustments relating to the recoverability of assets and the amount or classification of liabilities that might be necessary should the company be unable to continue as a going concern.

In their report accompanying our financial statements, our independent auditors stated that our financial statements for the year ended December 31, 2019 were prepared assuming that we would continue as a going concern, and that they have substantial doubt as to our ability to continue as a going concern. Our auditors’ have noted that our recurring losses from operations and need to raise additional capital to sustain operations raise substantial doubt about our ability to continue as a going concern.

Contractual Obligations:

The following table summarizes our contractual obligations and other commercial commitments as of December 31, 2019:

	Payment by Period
	Total	Less than 1 Year	1 to 3 Years
Notes payable	$4,967,890	$3,467,890	$1,500,000
Due to affiliate	50,000	50,000	$-
Operating leases	4,066	4,066	-

Total	$5,021,957	$3,521,957	$1,500,000

Not included in the above table are the dividends on our Series A Preferred Stock that are approximately $34,000 each year (approximately $9,000 each quarter), assuming no conversion of the outstanding shares of Series A Preferred Stock into shares of common stock.

Operating Leases

We are operating in leased premises under month-to-month operating leases. Total rent expense on these spaces amounted to approximately $30,000 for 2019 and $4,000 for 2018. The increase in lease expenses is due to the lease of the lab space transitioned in the AOS asset acquisition.

Preferred Stock

The Series A Preferred Stock has a liquidation preference of $25.00 per share. The Series A Preferred Stock bears dividends at an initial rate of 6.5% of the liquidation preference per share per annum, which accrues from the date of issuance, and is payable quarterly. We have not paid dividends commencing with the quarterly dividend due August 1, 2013 and, as a result, the dividend rate has increased to 10% per annum and will remain at that level until such failure is cured. Dividends in arrears as of February 1, 2020 were approximately $230,000.

The holders of the Series A Preferred Stock have a right to put the stock to the company for an aggregate amount equal to the liquidation preference (approximately $340,000) plus unpaid dividends of $221,000 in the event of a change in control. Dividends are payable in: (i) cash, (ii) shares of our common stock (valued for such purpose at 95% of the weighted average of the last sales prices of our common stock for each of the trading days in the ten trading day period ending on the third trading day prior to the applicable dividend payment date), provided that the issuance and/or resale of all such shares of our common stock are then covered by an effective registration statement or (iii) any combination of the foregoing. As of December 31, 2019, there were 13,602 shares of Series A Preferred Stock outstanding.

Recent Accounting Pronouncements

Refer to Note 2 of Notes to Consolidated Financial Statements for a discussion of recent accounting standards and pronouncements.

Off-Balance Sheet Arrangements

As of December 31, 2019, we had no significant off-balance sheet arrangements other than operating leases. For a description of our operating lease, see Note 6 to the Consolidated Financial Statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

In the normal course of business, our financial position is subject to a variety of risks, such as the ability to collect our accounts receivable and the recoverability of the carrying values of our long-term assets. We do not presently enter into any transactions involving derivative financial instruments for risk management or other purposes.

Our available cash balances are deposited in bank demand deposit accounts. Substantially all of our cash flows are derived from our operations within the United States and today we are not subject to market risk associated with changes in foreign exchange rates.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our Consolidated Financial Statements, the related notes and the Report of Independent Registered Public Accounting Firms thereon, are included in Applied Energetics’ 2019 Consolidated Financial Statements and are filed as a part of this Prospectus on page F-1 following the signatures. Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

MARKET INFORMATION

Our common stock is currently quoted for trading on the OTCQB under the symbol “AERG”. Any quotations on the OTCQB reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. As of December 31, 2020, 190,502,323 shares of common stock were issued and outstanding and there were approximately 363 stockholders of record. We are not issuing any securities in connection with this offering.

Dividends

Our Board of Directors determines any payment of dividends. We have never declared or paid cash dividends on our common stock. We do not expect to authorize the payment of cash dividends on our shares of common stock in the foreseeable future. Any future decision with respect to dividends will depend on our future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations.

Dividends on our Preferred Stock are payable quarterly on the first day of February, May, August and November, in cash or shares of Common Stock. We paid dividends via the issuance shares of Common Stock on our 6.5% Series A Convertible Preferred Stock in 2011. We paid cash dividends on our 6.5% Series A Convertible Preferred Stock in 2012 and February and May 2013. The company has not paid the dividends commencing with the quarterly dividend due August 1, 2013. Dividend arrearages as of December 31, 2019 and February 1, 2020 were approximately $221,000 and $230,000, respectively. Our Board of Directors suspended the declaration of the dividend, commencing with the dividend payable as of February 1, 2015 since we did not have a surplus (as such term is defined in the Delaware general corporation Law) as of December 31, 2014, until such time as we have a surplus or net profits for a fiscal year.

CONTROLS AND PROCEDURES

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive and Principal Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures as of December 31, 2019. The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”), means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the company’s management, including its chief executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures. Based on that evaluation our Chief Executive Officer and Principal Financial Officer concluded that our disclosure controls and procedures were not effective as of September 30, 2020.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) or 15d-15(f) under the Exchange Act. Internal control over financial reporting is a process designed by, or under the supervision of, our chief executive and principal financial officers and effected by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Internal control over financial reporting includes those policies and procedures that:

●	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the company’s assets;

●	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of the management and directors of the company; and

●	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our management, including our Chief Executive and Principal Financial Officer (“CEO/PFO”), has conducted an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2019, based on the framework established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO Framework). This assessment included an evaluation of the design of our internal control over financial reporting and testing of the operational effectiveness of those controls. Based on our assessment under the criteria described above, the CEO/PFO has concluded that our internal control over financial reporting was not effective as of December 31, 2019.

Changes in Internal Control Over Financial Reporting

There has been no change in Applied Energetics’ internal control over financial reporting for the quarter ended December 31, 2019 that materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

MANAGEMENT: DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following is information with respect to our executive officers and directors:

Name	Age	Principal Position	Director, Term expiring in
Bradford T. Adamczyk	51	Director and Chairman of the Board	Two years
Gregory J Quarles	59	Director and Chief Executive Officer and Principal Financial Officer	Two years
Jonathan R. Barcklow	37	Director, Vice President and Secretary	One year
John E. Schultz Jr.	67	Director	One year

Messrs. Adamczyk and Barcklow joined the Board in March 2018. Mr. Schultz joined the Board in November 2018. Dr. Quarles joined the board in May 2019.

Bradford T. Adamczyk: Mr. Adamczyk was elected as the company’s Chairman in May 2019. He served as Principal Executive Officer from August 6, 2018 until becoming Chairman and was elected as a company director on March 8, 2018. Mr. Adamczyk has over 20 years of experience in investments and financial analysis. Currently, he is the founder and portfolio manager of MoriahStone Investment Management, started in 2013. MoriahStone Investment Management specializes in both public equities and small-cap private companies. He has also served on the board of advisors of BroVo Spirits, LLC since 2014, becoming Chairman in 2018. Prior to founding MoriahStone, he was a senior securities analyst at Columbus Circle Investors in Stamford, CT, where he focused on technology investments, including software and the internet. Mr. Adamczyk started his financial career at Morgan Stanley after receiving his MBA from the University of Michigan. He received his undergraduate degree from Western Michigan University, graduating Magna Cum Laude.

Gregory J Quarles: Dr. Quarles was elected as the company’s Chief Executive Officer and as a company director effective May 4, 2019. Prior to that time, he had served on the company’s Scientific Advisory Board since March 18, 2017. Before joining Applied Energetics, Dr. Quarles spent the previous six years with The Optical Society (“OSA”) in Washington D.C., both as a Board Member and more recently as the Chief Scientific Officer. His responsibilities at OSA encompassed a broad range of scientific, technical and engineering infrastructure, and included content development for the OSA meetings portfolio, along with many other related projects, highlighted by his reports to Congress. Moreover, Dr. Quarles had been personally involved through OSA in the establishment of many crucial partnerships involving major R&D laboratories and global agencies worldwide. This involvement included being a long-standing member of the U.S. Department of Commerce, Bureau of Industry and Security, and Sensors and Instrumentation Technical Advisory Committee. In addition to his executive leadership, Dr. Quarles is a well-respected member of the laser development community globally with over 30 years of experience since the award of his Ph.D. from Oklahoma State University. He is a Fellow in both the SPIE and the IEEE Photonics Society and received the Memorial D.S. Rozhdestvensky Medal from the Russian Optical Society (2015). In 2016, he joined the Oklahoma State University CAS Hall of Fame, and in 1996 received the R&D 100 Award for the Ce:LiSAF Laser System.

Jonathan R. Barcklow: Mr. Barcklow was elected as the company’s Vice President and Secretary on November 12, 2018 and was elected as a company director on March 8, 2018. Mr. Barcklow has over 14 years of experience in advisory and management consulting services in federal defense and civilian agencies. He has spent his career in consulting services with both PriceWaterhouseCoopers and KPMG, LLP. Mr. Barcklow has worked for KPMG since 2010 and currently serves as a Managing Director within KPMG’s Federal Management Consulting group focused on providing Digital Innovation solutions and overseeing the delivery of large consulting solutions to Department of Defense clients. Over his career, Mr. Barcklow has been a consultant for a number of federal agencies, including the Department of Veterans Affairs, Department of Homeland Security, Federal Emergency Management Agency, National Science Foundation, Department of the Navy, Marine Corp, Defense Logistics Agency, Office of the Secretary of Defense, and the Deputy Chief Management Office. Over his career, his work has primarily focused on large-scale strategic transformations, technology and innovation, including big data, advanced analytics, digital experience, blockchain, and Internet of Things (IoT), as well as financial management and compliance.

John E. Schultz Jr. Effective November 11, 2018, the board of directors of Applied Energetics appointed John E. Schultz Jr. to serve as a member of the board of directors, filling the vacancy created by the departure of Mr. Tom Dearmin. Mr. Schultz brings a long affiliation with Wall Street, starting with the Pacific Stock Exchange in the 1970’s, joining Cruttenden Co, the predecessor of Roth Capital in the early 1980’s, before founding CSG Spectra, Inc., a risk analytics firm, in 1984. Mr. Schultz founded Oak Tree Asset Management Ltd. in 2000, and actively traded billions of dollars of securities in managed LLC’s during the early 2000’s. More recently, Mr. Schultz’s strong networks have emphasized outside the box investment opportunities and early stage new frontier private equity investment deals. Mr. Schultz has been a shareholder and friend of Applied Energetics since its public inception in 2004, and has an intimate knowledge of the company’s background, including its history and financials. Mr. Schultz has in the past served as a consultant to the company.

Our directors bring to our Board a wealth of executive leadership experience derived from his service as senior executive and, in many cases, founders of industry or knowledge specific consulting firms or operational businesses. They also offer extensive public company board experience. Our board members has demonstrated strong business acumen and an ability to exercise sound judgment and has a reputation for integrity, honesty and adherence to ethical standards. When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the company’s business and structure, the Corporate Governance and Nominating Committee and the Board of Directors focused primarily on the information discussed in each of the Directors’ individual biographies set forth above and the specific individual qualifications, experience and skills as described below:

●	Mr. Adamczyk’s qualifications as a director include his expertise in finance and his experience working with other companies to overcome near-term financial or strategic challenges.

●	Dr. Quarles’ qualifications as a director include his experience as director and senior executive in the laser industry with primary focus on the defense and aerospace sector.

●	Mr. Barcklow’s qualifications as a director include his experience in management consulting and his knowledge of the defense industry and government contracting.

●	Mr. Schultz’ qualifications as a director include his expertise in the equity investment industry and has been a friend of Applied Energetics since its public inception in 2004, and has an intimate knowledge of the company’s background, including its history and financials. Mr. Schultz has more recently served as a consultant to the company.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires certain officers and directors of Applied Energetics, and any persons who own more than ten percent of the common stock outstanding to file forms reporting their initial beneficial ownership of shares and subsequent changes in that ownership with the SEC and the NASDAQ Stock Market. Officers and directors of Applied Energetics, and greater than ten percent beneficial owners are also required to furnish us with copies of all such Section 16(a) forms they file. None of our officers or directors failed to file any Section 16(a) forms, however, Dr. Quarles was late in filing his Form 3.

Code of Ethics

Applied Energetics has adopted a Code of Business Conduct and Ethics that applies to all of Applied Energetics’ employees and directors, including its chief executive officer, principal financial officer and principal accounting officer. Applied Energetics’ Code of Business Conduct and Ethics covers all areas of professional conduct including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to Applied Energetics’ business.

Our Code of Ethics and Business Conduct is available at our website at http://aergs.com/news-and-events/, or upon request made to us in writing at the following address, will be provided without charge:

Applied Energetics, Inc.

Attention: Compliance Officer

2480 West Ruthrauff Road, Suite 140 Q,

Tucson, AZ 85705

Committees of the Board of Directors

The members of the board of directors continue to evaluate the need and utility of establishing one or more committees of the Board of Directors and to, review relevant legal or regulatory requirements with respect thereto. At present all functions that would be fulfilled by committees are being fulfilled by the entire board, and the board believes that currently no committees are necessary or legally required.

Employment Agreements for Named Executive Officers

We have entered into an Executive Employment Agreement with Dr. Gregory J Quarles setting forth the terms of his service as Chief Executive Officer. We amended the agreement, effective January 1, 2021 to increase Dr. Quarles’s base salary and appoint him to the office of President in addition to Chief Executive Officer. The agreement is for a term of three years and is renewable thereafter for sequential one-year periods. The agreement may be terminated by the company for “cause” or by Quarles for “Good Reason” both of which terms are defined in the agreement. The agreement may also be terminated, without cause or Good Reason, by either party upon sixty days’ written notice to the other.

As amended, the agreement calls for (i) a cash salary of $300,000 per annum, payable monthly, and eligibility for a discretionary bonus within 60 days of the end of each year, and (ii) options to purchase up to 5,000,000 shares of our common stock at an exercise price of $0.35 per share. These options vest immediately with respect to 500,000 shares and in semi-annual installments with respect to the remaining 4,500,000 shares. The agreement also provides for Quarles to retain 2,000,000 options previously granted to him under a Consultant Stock Option Agreement in 2017, for his services on the Scientific Advisory Board, which are subject to vesting based on achievement of performance milestones. Under the agreement, Dr. Quarles also is to receive health and life insurance as well as other standard benefits. The agreement also requires the company to reimburse certain out-of-pocket expenses and to compensate Quarles in the event that it requires him to resign from certain boards on which he serves.

In the event of a termination of the agreement by Quarles with Good Reason, or by us without cause, we must pay him any unpaid base compensation due as of the termination date as well as any pro rata unpaid bonus and any unpaid expenses. Any unvested options will vest upon such termination. In such event, we must continue to pay Dr. Quarles his monthly base compensation and any health and life insurance benefits until he has secured full-time employment, but not to exceed a period of (i) twenty-four (24) months from the commencement date of the agreement or (ii) three months from the termination date, whichever is later.

In the event that we terminate the agreement for cause or he terminates without Good Reason, he will receive base compensation and expense reimbursement through the date of termination but will forfeit any unvested equity compensation.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses, for the periods presented, the compensation for the person who served as our Chief Executive Officer and our Principal Financial Officer for the years ended December 31, 2019, and 2018 (the “Named Executive”). George P. Farley was designated as our Chief Executive Officer and Principal Financial Officer from March 2, 2016 to March 8, 2018. Thomas C Dearman was acting Chief Executive Officer from March 8, 2018 to August 8, 2018. Bradford T Adamczyk was Principal Executive Officer from August 6, 2018 to May 6, 2019. Gregory J Quarles had been our Chief Executive Officer from May 6, 2019 to present.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Total
Bradford T. Adamczyk,	2019	$-	$-	$-
Principal Executive Officer	2018	$-	$300,000	$300,000

Gregory J Quarles, Chief Executive Officer	2019	$163,306	$1,650,000	$1,813,306

Jonathan R. Barcklow,	2019	$-	$-	$-
Vice President and Secretary	2018	$-	$300,000	$300,000

George P Farley, Former Chief Executive Officer and Principal Financial Officer	2018	$-	$-	$-

(1)	Mr. Farley earned $12,500 per month for 2017, of which $45,000 was paid in 2017 and $24,500 was paid in 2018.

(2)	In November 2018, Messrs. Adamczyk and Barcklow were each granted 5,000,000 shares under options to purchase common stock under the 2018 Incentive Stock Plan. In May 2019, Mr. Quarles was granted 5,000,000 shares under options to purchase common stock.

Dr. Quarles’s Executive Employment Agreement calls for (i) a cash salary of $300,000 per annum, payable monthly, and eligibility for a discretionary bonus within 60 days of the end of each year, and (ii) options to purchase up to 5,000,000 shares of our common stock at an exercise price of $0.35 per share. These options vest immediately with respect to 500,000 shares and in semi-annual installments with respect to the remaining 4,500,000 shares. The agreement also provides for Quarles to retain 2,000,000 options previously granted to him under a Consultant Stock Option Agreement in 2017, for his services on the Scientific Advisory Board, which are subject to vesting based on achievement of performance milestones. Under the agreement, Dr. Quarles also is to receive health and life insurance as well as other standard benefits. The agreement also requires the company to reimburse certain out-of-pocket expenses and to compensate Quarles in the event that it requires him to resign from certain boards on which he serves.

Grants of Plan-Based Awards

The following table discloses the grants of a plan-based award to each of the Named Executives in 2019:

Name	Grant Date		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards (1)
Gregory J. Quarles	05/06/2019	(2)	5,000,000	$0.35	$1,650,000

(1)	The amounts included in the “Grant Date Fair Value of Stock Awards” column represent the full grant date fair value of the awards computed in accordance with ASC 718. The fair value of stock option awards is recognized in the income statement as non-cash, equity-based compensation expense over the vesting period of the grants. For a discussion of valuation assumptions, see Note 4 to the Consolidated Financial Statements of our 2019

(2)	This option vests immediately with respect to 500,000 shares and in semi-annual installments with respect to the remaining 4,500,000 shares.

Outstanding Equity Awards at Fiscal Year-End

The following table discloses unexercised options held by the named executives at December 31, 2019:

Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date
Gregory J. Quarles	500,000	(1)	1,500,000	$0.05	02/28/2022
	1,250,000	(2)	3,750,000	$0.35	04/18/2029

Jonathan R. Barcklow	2,000,000	(3)	3,000,000	$0.07	11/12/2028

(1)	This option was previously granted to Dr. Quarles under a Consultant Stock Option Agreement in 2017, for his services on the Scientific Advisory Board, which vested immediately with respect to 500,000 shares, up to an additional 250,000 shares upon achievement of the first $1 million in revenue, up to an additional 250,000 shares upon achievement of the next $2 million in revenues and up to an additional 1 million shares upon achievement of the next $5 million in revenues.

(2)	These options vest immediately with respect to 500,000 shares and in six semi-annual installments of 750,000 shares with respect to the remaining 4,500,000 shares.

(3)	The option granted to Mr. Barcklow vested immediately as to 1,800,000 shares and 200,000 shares per month thereafter through February of 2020. The vesting schedule was calculated monthly based on a start date of March 2018 when he became a director of the company. Additionally, with respect to 2,500,000 shares, the company must achieve certain milestones in the 20-day moving average share price of its common stock for the options to be exercisable. This option will be exercisable in the amount of 1,500,000 shares upon the 20-day moving average share price reaching $0.15 per share, 1,000,000 shares at $0.25 per share and 500,000 shares at $0.50 per share. Mr. Barcklow does not receive a salary for his services.

Director Compensation

On December 15, 2020, the company awarded compensation to the non-executive board members for the year ending December 31, 2021. This compensation will be payable monthly and is based on the amount of time and effort expended by each director and special committee or duties assumed. The following table summarizes such compensation for each director:

Name and Title/Special Committee or Assignment	Standard Board Compensation	Committee/Special Duty Compensation	Total
Bradford T. Adamczyk, Chairman, Capital Raising, Corporate Finance and Investor Relations	$70,000	$40,000 (Capital and Corporate Finance) $25,000 (Investor Relations)	$135,000

John Schultz, Legal Affairs and Accounting/IT	$40,000	$20,000 (Legal Affairs) $15,000 (Accounting and IT)	$75,000

Jonathan Barcklow, Board Secretary	$40,000	$6,000 (Secretary)	$46,000

Payments upon Termination or Change-In-Control

There are no termination or change in control agreements in place that would require payments.

Compensation Committee Interlocks and Insider Participation:

During the fiscal year ended December 31, 2019, none of our executive officers served on the Board of Directors or the Compensation Committee of any other company whose executive officers also serve on our Board of Directors or our Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS:

The following table sets forth information regarding the beneficial ownership of our Common Stock, based on information provided by the persons named below in publicly available filings, as of December 31, 2020:

●	each of our directors and executive officers;

●	all directors and executive officers of ours as a group; and

●	each person who is known by us to beneficially own more than five percent of the outstanding shares of our Common Stock.

Unless otherwise indicated, the address of each beneficial owner is care of Applied Energetics, 2480 W Ruthrauff Road, suite 140 Q, Tucson, Arizona 85705. Unless otherwise indicated, the Company believes that all persons named in the following table have sole voting and investment power with respect to all shares of common stock that they beneficially own.

For purposes of this table, a person is deemed to be the beneficial owner of the securities if that person has the right to acquire such securities within 60 days of March 31, 2020 upon the exercise of options or warrants. In determining the percentage ownership of the persons in the table below, we assumed in each case that the person exercised all options which are currently held by that person and which are exercisable within such 60 day period, but that options and warrants held by all other persons were not exercised, and based the percentage ownership on 190,502,323 shares outstanding on December 31, 2020.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Shares Beneficially Owned (1)
Bradford T Adamczyk	6,735,081	(2)	3.2%
Gregory J Quarles	1,250,000	(3)	0.6%
Jonathon R Barcklow	5,500,000	(4)	2.6%
John E Schultz Jr	4,122,624	(5)	1.9%
Stephen W. McCahon	26,427,861	(6)	12.6%
Kevin McFadden	12,000,000		5.6%
All directors and executive officers as a group (1 person)	17,607,705		7.9%

(1)	Computed based upon the total number of shares of common stock, restricted shares of common stock and shares of common stock underlying options or warrants held by that person that are exercisable within 60 days of the Record Date.

(2)	Based on information contained in a Form 4 filed with the SEC on February 14, 2019.

(3)	Based on information known by the company

(4)	Based on information contained in a Form 4 filed with the SEC on December 21, 2018.

(5)	Based on information contained in a Form 3 filed with the SEC on February 14, 2019.

(6)	Based on information contained in a report on Schedule 13D filed with the SEC on February 24, 2017. Based on information known by the company, Mr. McCahon’s address is C/O Applied Optical Sciences, 4595 Palo Verde Rd. Suite 517, Tucson, Arizona 85714.

*	Less than 1%

Securities Authorized for Issuance Under Equity Compensation Plans

The following table details information regarding our existing equity compensation plans as of December 31, 2019:

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	20,150,000	$0.16	29,850,000
Equity compensation plans not approved by security holders
Total	20,150,000	$0.16	29,850,000

Effective November 12, 2018, the board of directors of Applied Energetics, Inc. adopted the 2018 Incentive Stock Plan. On October 30, 2019 the shareholders voted to approve and adopt the plan. The plan provides for the allocation and issuance of stock, restricted stock purchase offers and options (both incentive stock options and non-qualified stock options) to officers, directors, employees and consultants of the company. The board reserved a total of 50,000,000 for possible issuance under the plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE

Transactions with Related Parties

During the first quarter of 2018, Jonathan Barcklow and Bradford Adamczyk lent the company, interest free, the needed funds to take care of immediate corporate needs, including the repayment of unfavorable convertible loans set to convert into shares within days. On April 12, 2018, the company commenced raising funds via the private placement of its restricted shares at .06 cents per share. By May of 2018, after such loans had been repaid, Adamczyk and Barcklow then converted their interest free loans into equity at .06 per share along with the equity subscription offering.

As detailed elsewhere in this Prospectus, AERG previously entered into Teaming and Consulting Agreements with (i) Applied Optical Sciences, Inc. (“AOS”) and (ii) Stephen W. McCahon, Ph.D., who is one of the company’s founders, beneficially owns in excess of 5% of the company’s issued and outstanding shares of common stock and is the majority owner and President of AOS. These agreements are now superseded by a Consulting Agreement, dated as of May 24, 2019, with SWM Consulting, LLC, an entity owned by Dr McCahon, and the purchase of related assets from AOS through an Asset Purchase Agreement of the same date.

The Consulting Agreement provides for Mr. McCahon’s continued service to the company through SWM Consulting, LLC for compensation consisting partly of cash of $180,000 for the first year and $250,000 during each of the second and third years of the term. In addition, the parties acknowledged that the company previously issued to Mr. McCahon, 20,000,000 shares of common stock, per the terms of a Consulting Agreement, dated as of February 23, 2016, and a Common Stock Subscription Agreement, dated as of February 24, 2016. The company believes it may have claims for the return or cancellation of some or all of these 20,000,000 shares and agreed to let the Consultant retain them in exchange for the company’s agreement to repurchase 5,000,000 of them at a price of $0.06 per shares, in alignment with recent equity offerings conducted by the company. The 5,000,000-share repurchase is to be completed within 30 days of completing an equity offering. 5,000,000 of the remaining 15,000,000 shares are subject to a lock-up and are to be released pro rata each month during the term of the agreement which may be accelerated in the event of termination other than for cause or a change in control. The agreement also calls for reimbursement of accountable expenses.

The term of the SWM Consulting Agreement began on June 1, 2019 and extends for a period of 36 months thereafter. The agreement may be terminated by either party for “cause” as defined in the agreement. In the event the company terminates without cause, it must continue to pay the cash compensation for up to 24 months from June 1, 2019 or three months from date of termination whichever is later.

Also effective May 24, 2019 and in connection with the entry into the Consulting Agreement described above, Applied Energetics, Inc. entered into an Asset Purchase Agreement with Applied Optical Sciences, Inc. (“AOS”), an Arizona corporation of which Stephen W. McCahon is the majority stockholder.

The Asset Purchase Agreement provided for purchase of specified assets from AOS, including principally intellectual property, contracts and equipment in exchange for consideration consisting of (i) cash in the amount of $2,500,000.00, payable in the form of a Promissory Note, secured by the assets, to be issued upon the Closing Date and (ii) warrants to purchase up to 2,500,000 shares of Applied Energetics’ common stock at an exercise price of $0.06 per share. The purchase of the assets under the Asset Purchase Agreement closed on July 10, 2019.

Except as disclosed herein, no director, executive officer, stockholder holding at least 5% of shares of our common stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction since the year ended December 31, 2018.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our Code of Business Conduct, all officers and directors of the Company who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that supplies goods or services to Applied Energetics, are required to notify our Compliance Officer, who will review the proposed transaction and notify our Board of Directors for review and action as it sees fit, including, if necessary, approval by our Board of Directors.

LEGAL MATTERS

Masur Griffitts Avidor LLP will deliver an opinion that the issuance of the shares covered by this Prospectus has been approved by our Board of Directors and that such shares, have been duly authorized and are validly issued, fully paid and non-assessable shares of common stock of the Company.

EXPERTS

The consolidated financial statements of the Company at December 31, 2019 and 2018 and for the years then ended, appearing in this prospectus, have been audited by RBSM LLP, Accountants and Advisors, which is an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

REPORTS TO SECURITY HOLDERS

We furnish our stockholders with annual reports containing audited financial statements. In addition, we are required to file reports on Forms 8-K, 10-Q and 10-K with the Securities and Exchange Commission.

Upon written or oral request, we will provide, without charge, each person to whom a copy of this prospectus is delivered, a copy of any document incorporated by reference in this prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Applied Energetics Inc. 2480 W Ruthrauff Road, Suite 140Q, Tucson, AZ 85705 Attn. Stephen McCommon, Finance Manager.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, as amended, with the Securities and Exchange Commission under the Securities Act with respect to the shares offered by this prospectus. This prospectus, which forms a part of the registration statement, provides information as to the securities covered by the filing. However, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits. You can get copies of the registration statement and the accompanying exhibits from the Securities and Exchange Commission upon payment of the required fees or it may be inspected free of charge at the public reference facilities and regional offices referred to above. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational and reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and, in accordance therewith, have filed various reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect or get copies of these reports, proxy statements and other information at the public reference facilities of the Securities and Exchange Commission at its principal offices at 100 F Street, N.E. Washington, D.C. 20549, and at its regional offices located at 3 World Financial Center, New York, NY 10021, upon payment of any required fees. These reports and other information can also be accessed from the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. The public may obtain information on operations of the public reference room by calling the Securities and Exchange Commission at (800) SEC-0330. Applied Energetics, Inc. makes available free of charge via email request to smccommon@appliedenergetics.net its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practical after electronically filing or furnishing such material to the Securities and Exchange Commission (“SEC”). In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

You may rely only on the information contained in this prospectus, including the documents incorporated in this prospectus by reference. We have not authorized anyone to provide information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may not be accurate after the date appearing on the cover.

APPLIED ENERGETICS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

INDEX

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(Audited)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020

(Unaudited)

Report of Independent Registered Public Accounting Firm

The Stockholders and the Board of Directors of

Applied Energetics, Inc. and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Applied Energetics, Inc. and Subsidiary (collectively, the “company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 1 to the financial statements, the company has suffered recurring losses from operations, will require additional capital to fund its current operating plan, and has stated that substantial doubt exists about the company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on the company’s financial statements based on our audits. We are a public accounting firm registered with the Public company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP

We have served as the company’s auditor since 2016.

New York, NY

April 3, 2020

APPLIED ENERGETICS, INC.

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$88,415	$178,552
Subscription receivable	-	60,000
Other receivable	2,880	312
Other assets	52,686	10,923
Total current assets	143,981	249,787

Long-term assets
Long-term receivables	582,377	441,195
Property and equipment -- net	36,568	38,887
Deferred compensation	2,083,334	-
Total Long-term assets	2,702,279	480,082
TOTAL ASSETS	$2,846,260	$729,869

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$472,868	$681,408
Accrued compensation	-	384,833
Accrued officer compensation	206,000	206,000
Notes payable	3,467,890	-
Due to related parties	50,000	50,000
Accrued expenses	23,587	20
Accrued dividends	48,079	48,079
Total current liabilities	4,268,424	1,370,340

Long-term liabilities
Long-term notes payable	1,500,000	-
Total liabilities	5,768,424	1,370,340

Commitments and contingencies

Stockholders’ deficit
Series A convertible preferred stock, $.001 par value, 2,000,000 shares authorized and 13,602 shares issued and outstanding at December 31, 2019 and at December 31, 2018 (Liquidation preference $340,050 and $340,050, respectively)	14	14
Common stock, $.001 par value, 500,000,000 shares authorized; 206,569,062 and 201,697,396 shares issued and outstanding at December 31, 2019 and at December 31, 2018, respectively	206,569	201,697
Additional paid-in capital	85,907,523	82,637,749
Accumulated deficit	(89,036,270)	(83,479,931)
Total stockholders’ deficit	(2,922,164)	(640,471)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$2,846,260	$729,869

See accompanying notes to consolidated financial statements.

APPLIED ENERGETICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	FOR THE YEARS ENDED DECEMBER 31,
	2019	2018
Revenue	$-	$-
Cost of revenue	-	-

Gross profit	-	-

Operating expenses:
General and administrative	4,622,624	2,521,837
Selling and marketing	213,738	50,085
Research and development	335,445	190,482
Total operating expenses	5,171,807	2,762,404

Operating loss	(5,171,807)	(2,762,404)

Other expense
Other income	19,046	-
Interest expense	(403,578)	(245,343)
Total other expense	(384,532)	(245,343)

Loss before provision for income taxes	(5,556,339)	(3,007,747)

Provision for income taxes	-	-

Net loss	(5,556,339)	(3,007,747)

Preferred stock dividends	(34,005)	(34,005)

Net loss attributable to common stockholders	$(5,590,344)	$(3,041,752)

Net loss attributable to common stockholders per common share – basic and diluted	$(0.03)	$(0.02)

Weighted average number of common shares outstanding, basic and diluted	204,486,058	191,593,774

See accompanying notes to consolidated financial statements.

APPLIED ENERGETICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the Year Ended December 31, 2019

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2017	13,602	$14	157,785,520	$157,785	$79,452,635	$(80,472,185)	$(861,751)
Stock-based compensation expense	-	-	-	-	380,982	-	380,982
Shares issued for services	-	-	9,745,210	9,745	388,929	-	398,674
Cancellation of shares	-	-	(5,000,000)	(5,000)	(7,000)	-	(12,000)
Sale of common stock	-	-	39,166,666	39,167	2,310,833	-	2,350,000
Beneficial conversion factor on notes payable	-	-	-	-	111,370		111,370
Net loss for the year ended December 31, 2018	-	-	-	-	-	(3,007,747)	(3,007,747)
Balance as of December 31, 2018	13,602	$14	201,697,396	$201,697	$82,637,749	$(83,479,932)	$(640,472)

Warrants issued with debt	-	-	-	-	263,237	-	263,237
Shares issued for services	-	-	25,000	25	-	-	25
Sale of common stock	-	-	4,846,666	4,847	849,152	-	853,999
Stock-based compensation expense	-	-	-	-	2,157,385	-	2,157,385
Net loss for the year ended December 31, 2019	-	-	-	-	-	(5,556,339)	(5,556,339)
Balance as of December 31, 2019	13,602	$14	206,569,062	$206,569	$85,907,523	$(89,036,271)	$(2,922,165)

See accompanying notes to consolidated financial statements.

APPLIED ENERGETICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	FOR THE YEARS ENDED DECEMBER 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,556,339)	$(3,007,747)
Adjustments to reconcile net loss to net cash used in operating activities:
Noncash stock based compensation expense	2,157,385	380,982
Loss on early payoff of note payable	-	174,412
Shares issued for services	25	398,674
Amortization of beneficial conversion feature	-	204,119
Amortization of future compensation payable	203,333	-
Amortization of financing costs	-	22,721
Depreciation and amortization	14,738
Interest expense	396,578	18,501
Changes in assets and liabilities:
Accounts receivable	(9,888)	-
Inventory	(5,930)	-
Other long term assets	(141,182)	(441,195)
Other receivable	57,432	(60,000)
Prepaids and deposits	217,113	(19,792)
Long term receivables		-
Accounts payable	(222,140)	629,772
Accrued expenses and compensation	(361,266)	(92,054)
Net cash used in operating activities	(3,250,141)	(1,791,607)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(12,419)	(38,887)
Net cash used by investing activities	(12,419)	(38,887)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	853,999	2,230,000
Cancellation of stock	-	(12,000)
Repayment on note payable	(31,576)	(361,468)
Proceeds from note payable net of financing costs	2,350,000	149,750
Net cash provided by financing activities	3,172,423	2,006,282

Net increase (decrease) in cash and cash equivalents	(90,137)	175,788
Cash and cash equivalents, beginning of year	178,552	2,764
Cash and cash equivalents, end of year	$88,415	$178,552

Supplemental Cash Flow Information
Cash paid for interest	$2,914	$18,501
Cash paid for taxes	$-	$-

See accompanying notes to consolidated financial statements.

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION OF BUSINESS, GOING CONCERN AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of Applied Energetics, Inc. and its wholly owned subsidiary North Star Power Engineering, Inc. (“North Star”) (collectively, “company,” “Applied Energetics,” “AERG”, “we,” “our” or “us”). All intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior period financial statement amounts to conform to the current presentation.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the year ended December 31, 2019, the company incurred a net loss of approximately $5,556,000, had negative cash flows from operations of $3,250,000 and may incur additional future losses due to the reduction in Government contract activity. These matters raise substantial doubt as to the company’s ability to continue as a going concern.

The company’s existence is dependent upon management’s ability to develop profitable operations. Management is devoting substantially all of its efforts to developing its business and raising capital and there can be no assurance that the company’s efforts will be successful. No assurance can be given that management’s actions will result in profitable operations or the resolution of its liquidity problems. The accompanying consolidated financial statements do not include any adjustments that might result should the company be unable to continue as a going concern. The ongoing COVID-19 pandemic contributes to this uncertainty.

In order to improve the company’s liquidity, the company’s management is actively pursuing additional equity financing through discussions with investment bankers and private investors. There can be no assurance that the company will be successful in its effort to secure additional equity financing.

The financial statements do not include any adjustments relating to the recoverability of assets and the amount or classification of liabilities that might be necessary should the company be unable to continue as a going concern.

Applied Energetics, Inc. is a corporation organized and existing under the laws of the State of Delaware. Our executive office is located at 2480 West Ruthrauff Road, Suite 140 Q, Tucson, Arizona, 85705, we have office and laboratory space at 4595 S Palo Verde Rd, Suite 517, Tucson, AZ 85714 and our telephone number is (520) 628-7415.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management bases its assumptions on historical experiences and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. In addition, management considers the basis and methodology used in developing and selecting these estimates, the trends in and amounts of these estimates, specific matters affecting the amount of and changes in these estimates, and any other relevant matters related to these estimates, including significant issues concerning accounting principles and financial statement presentation. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein. Significant estimates include revenue recognition under the percentage of completion method of contract accounting, the valuation of inventory, carrying amounts of long-lived assets, valuation assumptions for share-based payments and measurements of income tax assets and liabilities, valuation of debt discount related to beneficial conversion features.

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Net Loss Attributable to Common Stockholders

Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period before giving effect to stock options, stock warrants, restricted stock units and convertible securities outstanding, which are considered to be dilutive common stock equivalents. Diluted net loss per common share is calculated based on the weighted average number of common and potentially dilutive shares outstanding during the period after giving effect to dilutive common stock equivalents. Contingently issuable shares are included in the computation of basic loss per share when issuance of the shares is no longer contingent. The number of warrants, options, restricted stock units and our Series A Convertible Preferred Stock, which were not included in the computation of earnings per share because the effect was antidilutive, was 35,246,757 and 27,793,924 for the years ended December 31, 2019 and 2018, respectively.

Fair Value of Current Assets and Liabilities

The carrying amount of accounts payable approximate fair value due to the short maturity of these instruments.

Cash and Cash Equivalents

Cash equivalents are investments in money market funds or securities with an initial maturity of three months or less. These money market funds are invested in government and US treasury based securities.

Income Taxes

Deferred tax assets and liabilities are recognized currently for the future tax consequences attributable to the temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that such assets will not be realized. Our valuation allowance is currently 100% of our assets.

We consider all available evidence, both positive and negative, to determine whether, based on the weight of that evidence, a valuation allowance is needed for some portion or all of a net deferred tax asset. Judgment is used in considering the relative impact of negative and positive evidence. In arriving at these judgments, the weight given to the potential effect of negative and positive evidence is commensurate with the extent to which it can be objectively verified. We record a valuation allowance to reduce our deferred tax assets and review the amount of such allowance annually. When we determine certain deferred tax assets are more likely than not to be utilized, we will reduce our valuation allowance accordingly.

Share-Based Payments

Employee stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. The fair value of each option grant is estimated at the date of grant using the Black-Scholes-Merton option valuation model. We make the following assumptions relative to this model: (i) the annual dividend yield is zero as we do not pay dividends on common stock, (ii) the weighted-average expected life is based on a midpoint scenario, where the expected life is determined to be half of the time from grant to expiration, regardless of vesting, (iii) the risk free interest rate is based on the U.S. Treasury security rate for the expected life, and (iv) the volatility is based on the level of fluctuations in our historical share price for a period equal to the weighted-average expected life. We estimate forfeitures when recognizing compensation expense and adjust this estimate over the requisite service period should actual forfeitures differ from such estimates. Changes in estimated forfeitures are recognized through a cumulative adjustment, which is recognized in the period of change and which impacts the amount of unamortized compensation expense to be recognized in future periods.

Significant Concentrations and Risks

We maintain cash balances at a commercial bank and, at times, balances exceed FDIC limits. Substantially all of our accounts receivable are with agents or departments of the US Federal Government which, although concentrated in one group of common entities, does not expose us to significant credit risk.

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – NEW ACCOUNTING STANDARDS

In June 2016, the FASB issued ASU 2016- 13, “Financial Instruments- Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments.” The standard modifies the measurement approach for credit losses on financial instruments, including trade receivables, from an incurred loss method to a current expected credit loss method (“CECL”). The standard requires the measurement of expected credit losses to be based on relevant information, including historical experience, current conditions and a forecast that is supportable. The standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years; early adoption is permitted. The standard must be adopted by applying a cumulative adjustment to retained earnings. The Company anticipates adopting the standard in the first quarter of 2020, although it does not expect a material impact to the Company’s Consolidated Financial Statements.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement.” ASU 2018-13 modified the disclosure requirements in Topic 820, “Fair Value Measurement,” based on the FASB Concepts Statement, “Conceptual Framework for Financial Reporting - Chapter 8: Notes to Financial Statements,” including consideration of costs and benefits. The guidance is effective for fiscal years beginning after December 15, 2019 and for interim periods within those fiscal years, with early adoption permitted. The company is currently evaluating the potential effects of this guidance on its Consolidated Financial Statements.

In August 2018, the FASB issued ASU No. 2018-14 “Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans,” which amends ASC 715-20, Compensation - Retirement Benefits - Defined Benefit Plans - General. The amended guidance modifies the disclosure requirements for employers that sponsor defined benefit pension or other post-retirement plans by removing and adding certain disclosures for these plans. The eliminated disclosures include (a) the amounts in OCI expected to be recognized in net periodic benefit costs over the next fiscal year, and (b) the effects of a one percentage point change in assumed health care cost trend rates on the net periodic benefit costs and the benefit obligation for post-retirement health care benefits. Additional disclosures include descriptions of significant gains and losses affecting the benefit obligation for the period. This guidance will be effective for financial statements issued for fiscal years ending after December 15, 2020. The adoption of this guidance will modify our disclosures but will not have a material effect on the Company’s Consolidated Financial Statements.

In August 2018, the FASB issued ASU No. 2018-15, “Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force).” ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The guidance is effective for fiscal years beginning after December 15, 2019 and for interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating this guidance on its Consolidated Financial Statements.

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes” as part of its initiative to reduce complexity in the accounting standards. The guidance is effective for fiscal years beginning after December 15, 2021 with early adoption permitted. The Company is currently evaluating this guidance on its Consolidated Financial Statements, The Company does not expect material effect from the adoption of this guidance on the Company’s Consolidated Financial Statements.

There were other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the company’s financial position, results of operations or cash flows.

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – NOTES PAYABLE

During the year ended December 31, 2019, the company received $2,350,000 from eleven non-affiliated individuals based on 10% Promissory Notes (“Notes”). $1,150,000 of the Notes mature September 1, 2019 and $1,200,000 of the notes mature December 1, 2019. The Notes are accompanied by a Common Stock Purchase Warrant (a “Warrant”) entitling the holder to purchase one share of the company’s common stock, par value $0.001 per share (the “Common Shares”), for each $2.00 of Note principle, at an exercise price of $0.07 per share, for two years from the date of issuance. In the first three months of 2020, two notes with principal balances of $50,000 each were paid off for a total of $108,000.

On September 15, 2017 the company borrowed $53,000 under a convertible note maturing June 20, 2018. The note bears interest of 12% payable at maturity. Any amount of principal or interest on the note which is not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid. The note is convertible into shares of the company’s $0.001 par value common stock after March 24, 2018 (the “Initial Conversion Date”). The conversion rate is variable and will be 58% of the average of the lowest one-day trading price during the twenty trading days preceding the holders notice of conversion. The number of shares issuable on conversion is limited to 4.99% of the company’s then issued and outstanding common stock. The company at the request of the note holder has reserved 36,369,879 shares of its $0.001 common stock for conversion. The note can be prepaid at the company’s option until the Initial Conversion Date. The company issued the note holder warrants to purchase 1,320,598 shares of it’s $0.001 par value common stock at an exercise price of $0.0301, The Warrants are exercisable at any time over a 7-year period commencing on the date of issuance. The company calculated a beneficial conversion feature of $53,000 on this note against which approximately $53,000 has been amortized.

The above transaction of a note for $53,000 and attached warrants of 1,320,598 shares were put in place by previous management. On March 12, 2018, the company’s newly elected board of directors discussed its options concerning the above referenced loan and attached warrant and agreed that it would be in the best interest of the company and its shareholders to pay in full the $53,000 convertible note funded on October 18, 2017, and additionally repurchase the warrant. On March 16, 2018, the company paid in full the $53,000 convertible note and cancelled its associated warrant to purchase 1,320,598 shares of common stock in a negotiated transaction. This note carried special early stock conversion rights at a material discount to market, and was considered to be a dilutive derivative event that could harm the future abilities of the company to operate and raise money. The total cost to the company to pay off this $53,000 note before the conversion date was $81,000. Additionally, the company cancelled the above referenced attached warrant which allowed the loan holder to purchase 1,320,598 shares of common stock at a material discount to the market. This warrant was given to the noteholder by previous management as an incentive to make the above referenced loan. The cost to the company to cancel the warrant was $40,000. The total combined cost to the company to cancel the loan and warrant was $121,000. The payment was comprised of $56,000 principal and accrued interest, prepayment premium of $25,000 and $40,000 to buy back the warrant. The note was paid in full on March 16, 2018. The company borrowed the $121,000 used to pay off this loan before the conversion date, via an interest free loan from two directors of the company.

On October 18, 2017 the company borrowed $33,000 under a convertible note maturing July 20, 2018. The note bears interest of 12% payable at maturity. Any amount of principal or interest on the note which is not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid. The note is convertible into shares of the company’s $0.001 par value common stock after April 16, 2018 (the “Initial Conversion Date”). The conversion rate is variable and will be 58% of the average of the lowest one-day trading price during the twenty trading days preceding the holders notice of conversion. The number of shares issuable on conversion is limited to 4.99% of the company’s then issued and outstanding common stock. The company at the request of the note holder has reserved 18,062,397 shares of its $0.001 common stock for conversion. The note can be prepaid at the company’s option until the Initial Conversion Date. The company calculated a beneficial conversion feature of approximately $24,000 on this note against which $14,000 has been amortized.

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The above transaction of a note for $33,000 was put in place by previous management. On April 10, 2018, the company’s newly elected board of directors discussed its options concerning the above referenced convertible loan funded on October 18, 2017 in the amount of $33,000 and agreed that it would be in the best interest of the company and its shareholders to pay in full the referenced note which was put in place by previous management. This note carried special early stock conversion rights at a material discount to market and was considered by the company to be a dilutive derivative event that could harm the future abilities of the company to operate and raise money. The cost to the company to pay off this $33,000 note before the conversion date was $51,000. The payment was comprised of $35,000 principal and accrued interest, and prepayment premium of $16,000. The note was paid in full on April 12, 2018.

On November 16, 2017 the company borrowed $38,000 under a convertible note maturing August 20, 2018. The note bears interest of 12% payable at maturity. Any amount of principal or interest on the note which is not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid. The note is convertible into shares of the company’s $0.001 par value common stock after May 16, 2018 (the “Initial Conversion Date”). The conversion rate is variable and will be 58% of the average of the lowest one-day trading price during the twenty trading days preceding the holders notice of conversion. The number of shares issuable on conversion is limited to 4.99% of the company’s then issued and outstanding common stock. The company at the request of the Note Holder has reserved 20,716,914 shares of its $0.001 common stock for conversion. The note can be prepaid at the company’s option until the Initial Conversion Date. The company calculated a beneficial conversion feature of approximately $28,000 on this note against which $13,000 has been amortized.

The above transaction of a note for $38,000 was put in place by previous management. On May 4, 2018 the company’s newly elected board of directors discussed its options concerning the above referenced convertible loan funded on November 16, 2017 in the amount of $38,000 and agreed that it would be in the best interest of the company and its shareholders to pay in full the referenced note which was put in place by previous management. This note carried special early stock conversion rights at a material discount to market and was considered by the company to be a dilutive derivative event that could harm the future abilities of the company to operate and raise money. The cost to the company to pay off this $38,000 note before the conversion date was $58,000. The payment was comprised of $40,000 principal and accrued interest, and prepayment premium of $18,000. The note was paid in full on May 7, 2018.

On December 27, 2017 the company borrowed $28,000 under a convertible note maturing September 20, 2018. The note bears interest of 12% payable at maturity. Any amount of principal or interest on the note which is not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid. The note is convertible into shares of the company’s $0.001 par value common stock after April 16, 2018 (the “Initial Conversion Date”). The conversion rate is variable and will be 58% of the average of the lowest one-day trading price during the twenty trading days preceding the holders notice of conversion. The number of shares issuable on conversion is limited to 4.99% of the company’s then issued and outstanding common stock. The company at the request of the note holder has reserved 17,164,750 shares of its $0.001 common stock for conversion. The note can be prepaid at the company’s option until the Initial Conversion Date. The company calculated a beneficial conversion feature of approximately $20,000 on this note against which $7,000 has been amortized.

The above transaction of a note for $28,000 was put in place by previous management. On May 4, 2018 the company’s newly elected board of directors discussed its options concerning the above referenced convertible loan funded on December 27, 2017 in the amount of $28,000 and agreed that it would be in the best interest of the company and its shareholders to pay in full the referenced note which was put in place by previous management. This note carried special early stock conversion rights at a material discount to market and was considered by the company to be a dilutive derivative event that could harm the future abilities of the company to operate and raise money. The cost to the company to pay off this $28,000 note before the conversion date was $41,000. The payment was comprised of $29,000 principal and accrued interest, and prepayment premium of $12,000. The note was paid in full on May 18, 2018.

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On January 8, 2018 the company borrowed $105,000 under a convertible note maturing August 28, 2018. The note bears interest of 12% payable at maturity. Any amount of principal or interest on the note which is not paid when due shall bear interest at the rate of twenty-four percent (24%) per annum from the due date thereof until the same is paid. The note is convertible into shares of the company’s $0.001 par value common stock after April 27, 2018 (the “Initial Conversion Date”). The conversion rate is variable and will be 55% of the lowest one-day trading price during the twenty trading days preceding the holders notice of conversion. The number of shares issuable on any conversion is limited to 4.99% of the company’s then issued and outstanding common stock. The note holder may increase the 4,99% limit to 9.99% on 61 days prior notice to the company. The company, at the request of the note holder, has reserved 40 million shares of its $0.001 common stock for conversion. The note can be prepaid at the company’s option until May 29, 2018. The company also entered into a security agreement pledging substantially all of its assets except for those related to Laser Guided Energy as collateral for the note.

The above transaction of a note for $105,000 was put in place by previous management. On April 25, 2018, the company’s newly elected board of directors discussed its options concerning the above referenced convertible loan funded on January 08, 2017 in the amount of $105,000, the board agreed that it would be in the best interest of the company and its shareholders to pay in full the referenced note before its conversion date. The note carried special early stock conversion rights at a material discount to market, in addition it pledged virtually all the assets of the company as collateral. The company’s board of directors considered this to be a significant derivative event that was extremely dilutive to existing shareholders. Additionally, it was the opinion of the company’s board of directors that this loan harmed the future abilities of the company to operate as a going concern and would make it nearly impossible to raise money in the future. The cost to the company to pay off this $105,000 note before the conversion date was $163,000 The payment was executed as paid in full on April 27, 2018 and was comprised of $109,000 principal and accrued interest, and a prepayment premium of $54,000 for a total of $163,000.

On March 8, 2018 the company borrowed $26,500 under a convertible note maturing December 15, 2018. The note bears interest of 12% payable at maturity. Any amount of principal or interest on the note which is not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid. The note is convertible into shares of the company’s $0.001 par value common stock after September 5, 2018 (the “Initial Conversion Date”). The conversion rate is variable and will be 51% of the average of the lowest one day trading price during the thirty trading days preceding the holders notice of conversion. The number of shares issuable on conversion is limited to 4.99% of the company’s then issued and outstanding Common Stock. The company at the request of the Note Holder has reserved 11,008,640 shares of its $0.001 common stock for conversion. The note can be prepaid at the company’s option until the Initial Conversion Date.

The above transaction of a note for $26,500 was put in place by previous management. On May 4, 2018 the company’s newly elected board of directors discussed its options concerning the above referenced convertible loan funded on December 27, 2017 in the amount of $26,500 and agreed that it would be in the best interest of the company and its shareholders to pay in full the referenced note which was put in place by previous management. This note carried special early stock conversion rights at a material discount to market and was considered by the company to be a dilutive derivative event that could harm the future abilities of the company to operate and raise money. The cost to the company to pay off this $26,500 note before the conversion date was $37,000. The payment was comprised of $27,000 principal and accrued interest, and prepayment premium of $10,000. The note was paid in full on May 18, 2018.

The following reconciles notes payable as of December 31, 2019 and December 31, 2018:

	December 31, 2019	December 31, 2018
Convertible notes payable	$-	$(98,903)
Notes payable	4,880,000	-
Accrued interest	119,218	(13,250)
Payments on notes payable	(85,657)	-
Financing costs	-	(3,317)
Transfer from prepaid	54,329	-
Amortization of financing costs	-	22,721
Beneficial conversion factor	-	(111,370)
Amortization of beneficial conversion factor	-	204,119

	$4,967,890	$-

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Of the $4,967,890 loan balance, $3,467,890 are short term and $1,500,000 are long term $2,467,890 are payable immediately and of the remaining $2,500,000 is payable in equal semi-annual installments, the first payment being due on May 24, 2020 and subsequent payments being due on the last day of each six-month period thereafter, the final such payment being due on May 24, 2022.

NOTE 4 – DUE TO RELATED PARTIES

During the six months ended June 30, 2018, the company, under its new management, has borrowed a total of $132,000 from Mr. Bradford T Adamczyk, the company’s PEO and director, and Jonathan Barcklow, the company’s Vice President and Secretary and director. These loans are interest free and are payable on demand. On May 1, 2018, both directors submitted subscription agreements for $60,000 for 1,000,000 shares of company common stock, each to be settled with the company’s debt. On July 23, 2018, the remaining balance of $12,000 was paid back to one director.

It has come to the board’s attention that on July 31, 2018, our now deceased CEO deposited $50,000 into the company’s account. Although it has been suggested that the funds may have been intended for use toward Mr. Dearmin’s healthcare, the board does not know for certain what the purpose of the funds were or the nature of any intended investment. Accordingly, the board is investigating the appropriate disposition of the funds which will likely be to the estate of Mr. Dearmin. Until such a determination is made, the board does not intend to use these funds for any corporate purpose. For reporting purposes, the company has treated the deposit as a due to related party

NOTE 5 – STOCKHOLDERS’ DEFICIT

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock at a par value of $.001 per share and 2,000,000 shares of preferred stock at a par value of $.001 per share.

A certificate of amendment to increase our authorize common stock from 125,000,000 to 500,000,000 shares was filed and accepted and recorded by the Secretary of State of the State of Delaware on March 3, 2016.

On December 4, 2017 previous management entered into a financial services agreement with BMA Securities for which, on January 26, 2018, it issued 5,000,000 shares of stock valued at $150,000.

On January 24, 2018, we issued 1,242,710 shares of common stock in settlement of invoices valued at $38,524.26 with a vendor. This transaction was consummated by previous management to pay its attorney fees.

On April 12, 2018 the company received $120,000 from an individual based on a subscription agreement with the company for which the company issued 2,000,000 shares of its common stock.

On April 16, 2018 the company received $30,000 from an individual based on a subscription agreement with the company for which the company issued 500,000 shares of its common stock.

On April 17, 2018 the company received $100,000 from an individual based on a subscription agreement with the company for which the company issued 1,666,667 shares of its common stock.

On April 26, 2018 the company received $90,000 from an individual based on a subscription agreement with the company for which the company issued 1,500,000 shares of its common stock.

On May 4, 2018 the company received $30,000 from an individual based on a subscription agreement with the company for which the company issued 500,000 shares of its common stock.

On May 8, 2018 the company received $120,000 from an individual based on a subscription agreement with the company for which the company issued 2,000,000 shares of its common stock.

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On May 14, 2018 the company received $30,000 from an individual based on a subscription agreement with the company for which the company issued 500,000 shares of its common stock.

On May 14, 2018 the company received $200,000 from an individual based on a subscription agreement with the company for which the company issued 3,333,333 shares of its common stock.

On May 15, 2018 the company received $30,000 from an individual based on a subscription agreement with the company for which the company issued 500,000 shares of its common stock.

On May 16, 2018 the company received $20,000 from an individual based on a subscription agreement with the company for which the company issued 333,333 shares of its common stock.

On May 25, 2018 the company received $600,000 from an individual based on a subscription agreement with the company for which the company issued 10,000,000 shares of its common stock.

On June 13, 2018 the company received $140,000 from an individual based on a subscription agreement with the company for which the company issued 2,333,333 shares of its common stock.

On September 20, 2018 the company received $120,000 from an individual based on a subscription agreement with the company for which the company issued 2,000,000 shares of its common stock.

On September 25, 2018 the company received a total of $60,000 from two individuals based on subscription agreements with the company for which the company issued 1,000,000 shares of its common stock.

On October 3, 2018 the company received $90,000 from an individual based on a subscription agreement with the company for which the company issued 1,500,000 shares of its common stock.

Effective October 19, 2018 the company received $20,000 and a note for $100,000 from an individual based on a subscription agreement with the company for which the company issued 2,000,000 shares of its common stock. The note is non-interest bearing and is to be paid in five monthly payments of $20,000 starting November 20, 2018 The balance of the note receivable at December 31, 2018 was $60,000. In the first three months of 2019, the remaining $60,000 was received.

On October 22, 2018 the company received $30,000 from an individual based on a subscription agreement with the company for which the company issued 500,000 shares of its common stock.

Effective October 30, 2018, AERG entered into a Mutual Release and Hold Harmless Agreement (“Agreement”) with Gregory Fettig and Mr. Fettig’s former law firm, Duff Bornsen and Fettig, LLP (collectively, the “Fettig Parties”). The Agreement resolves claims concerning the issuance of 5,000,000 shares of AERG common stock, par value $.001 per share, to the Fettig Parties as authorized by prior company director George Farley as compensation for legal services rendered to the company by the Fettig Parties valued at $5,000. The Agreement also resolves claims concerning unpaid invoices to AERG for legal services performed by the Fettig Parties. Pursuant to the Agreement, AERG paid the Fettig Parties an aggregate of $12,000, representing full satisfaction of fees for legal services of $9,825 plus additional consideration of $2,175. The Fettig Parties agreed to surrender to AERG the stock certificate representing the 5,000,000 shares. The Agreement also contains standard representations and warranties and mutual releases and indemnification provisions.

On November 1, 2018 the company received $120,000 from an individual based on a subscription agreement with the company for which the company issued 2,000,000 shares of its common stock.

On December 7, 2018 the company received $60,000 from an individual based on a subscription agreement with the company for which the company issued 1,000,000 shares of its common stock.

On December 21, 2018 the company received $60,000 from an individual based on a subscription agreement with the company for which the company issued 1,000,000 shares of its common stock.

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On December 31, 2018 the company received $60,000 from an individual based on a subscription agreement with the company for which the company issued 1,000,000 shares of its common stock.

In January 2019, the company received $150,000 from 3 non-affiliated individuals based on subscription agreements with the company for which the company issued 2,500,000 shares of its common stock.

During the fourth quarter of 2019, the company received $904,000 from four non-affiliated individuals based on subscription agreements with the company for which the company issued 3,038,332 shares of its common stock.

In January 2020, the company received $603,000 from five non-affiliated individuals based on subscription agreements with the company for which the company issued 2,010,000 shares of its common stock.

In January 2020, the company received issued 25,000 shares in response to a non-affiliated warrant holder exercising a warrant.

In February 2020, the company received $510,000 from a non-affiliated individual based on a subscription agreement with the company for which the company issued 1,700,000 shares of its common stock.

Preferred Stock

As of December 31, 2019 and 2018 there were 13,602 and 13,602 shares of Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”) outstanding, respectively. The company has not paid the dividends commencing with the quarterly dividend due August 1, 2013. Dividend arrearages as of December 31, 2018 including previously accrued dividends included in our balance sheet are approximately $221,000. Our Board of Directors suspended the declaration of the dividend, commencing with the dividend payable as of February 1, 2015 since we did not have a surplus (as such term is defined in the Delaware general corporation Law) as of December 31, 2014, until such time as we have a surplus or net profits for a fiscal year.

Our Series A Preferred Stock has a liquidation preference of $25.00 per Share. The Series A Preferred Stock bears dividends at the rate of 6.5% of the liquidation preference per share per annum, which accrues from the date of issuance, and is payable quarterly. Dividends may be paid in: (i) cash, (ii) shares of our common stock (valued for such purpose at 95% of the weighted average of the last sales prices of our common stock for each of the trading days in the ten trading day period ending on the third trading day prior to the applicable dividend payment date), provided that the issuance and/or resale of all such shares of our common stock are then covered by an effective registration statement and the company’s common stock is listed on a U.S. national securities exchange or the Nasdaq Stock Market at the time of issuance or (iii) any combination of the foregoing. If the company fails to make a dividend payment within five business days following a dividend payment date, the dividend rate shall immediately and automatically increase by 1% from 6.5% of the liquidation preference per offered share of Series A preferred stock to 7.5% of such liquidation preference. If a payment default shall occur on two consecutive dividend payment dates, the dividend rate shall immediately and automatically increase to 10% of the liquidation preference for as long as such payment default continues and shall immediately and automatically return to the Initial dividend rate at such time as the payment default is no longer continuing.

Each share of Series A Preferred Stock is convertible at any time at the option of the holder into a number of shares of common stock equal to the liquidation preference (plus any unpaid dividends for periods prior to the dividend payment date immediately preceding the date of conversion by the holder) divided by the conversion price (initially $12.00 per share, subject to adjustment in the event of a stock dividend or split, reorganization, recapitalization or similar event.) If the closing sale price of the common stock is greater than 140% of the conversion price on 20 out of 30 trading days, the company may redeem the Series A Preferred Stock in whole or in part at any time through October 31, 2010, upon at least 30 days’ notice, at a redemption price, payable in cash, equal to 100% of the liquidation preference of the shares to be redeemed, plus unpaid dividends thereon to, but excluding, the redemption date, subject to certain conditions. In addition, beginning November 1, 2010, the company may redeem the Series A Preferred Stock in whole or in part, upon at least 30 days’ notice, at a redemption price, payable in cash, equal to 100% of the liquidation preference of the Series A Preferred Stock to be redeemed, plus unpaid dividends thereon to, but excluding, the redemption date, under certain conditions.

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

If a change of control occurs, each holder of shares of Series A Convertible Preferred Stock that are outstanding immediately prior to the change of control shall have the right to require the corporation to purchase, out of legally available funds, any outstanding shares of Series A Convertible Preferred Stock at the defined purchase price. The purchase price is defined as: per share of Preferred Stock, 101% of the liquidation preference thereof, plus all unpaid and accumulated dividends, if any, to the date of purchase thereof. The purchase price is payable, at the corporation’s option, (x) in cash, (y) in shares of the common stock at a discount of 5% from the fair market value of Common Stock on the Purchase Date (i.e. valued at a 95% discount of the Common Stock on the Purchase Date), or (z) any combination thereof.

If the Corporation pays all or a portion of the Purchase Price in Common Stock, no fractional shares of Common Stock will be issued; instead, the company will round the applicable number of shares of Common Stock up to the nearest whole number of shares; provided that the Corporation may pay the Purchase Price (or a portion thereof), whether in cash or in shares of Common Stock, only if the Corporation has funds legally available for such payment and may pay the Purchase Price (or a portion thereof) in shares of its Common Stock only if (i) the Common Stock is listed on a U.S. national securities exchange or the Nasdaq Stock Market at the time of issuance and (ii) a shelf registration statement covering the issuance by the Corporation and/or resales of the Common Stock issuable as payment of the Purchase Price is effective on the Payment Date unless such shares are eligible for immediate resale in the public market by non-affiliates of the Corporation.

Dividends on our Preferred Stock are payable quarterly on the first day of February, May, August and November, in cash or shares of Common Stock, at our discretion.

In the fourth quarter of 2015, the company purchased 93,570 shares of its Series A Convertible Preferred Stock for approximately $58,000. The company cancelled the shares and returned them to unissued status. The company also reversed approximately $331,000 of accrued dividends payable.

Share-Based Payments

Effective November 12, 2018, the board of directors of Applied Energetics, Inc. adopted the 2018 Incentive Stock Plan. The plan provides for the allocation and issuance of stock, restricted stock purchase offers and options (both incentive stock options and non-qualified stock options) to officers, directors, employees and consultants of the company. The board reserved a total of 50,000,000 for possible issuance under the plan.

We have, from time to time, also granted non-plan options to certain officers, directors, employees and consultants. Total stock-based compensation expense for grants to officers, employees and consultants was approximately $2,549,000 and $381,000 for the years ended December 31, 2019 and 2018, respectively, which was charged to general and administrative expense.

There was no related income tax benefit recognized because our deferred tax assets are fully offset by a valuation allowance.

The following table sets forth information regarding awards under our 2018 Incentive Stock Plan:

As of December 31, 2019
	Share Grants Approved	Options Outstanding	Shares Available for Award
2018 Incentive Stock Plan	50,000,000	20,150,000	29,850,000
Total	50,000,000	20,150,000	29,850,000

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

We determine the fair value of option grant share-based awards at their grant date, using a Black-Scholes- Merton Option-Pricing Model applying the assumptions in the following table:

	For the year ended December 31,
	2019	2018
Expected life (years)	5.5 - 6.75	5.2 - 10
Dividend yield	0%	0%
Expected volatility	232%	80% - 275%
Risk free interest rates	2.47%	3.1% - 3.33%
Weighted average fair value of options at grant date	$0.3400	$0.0597

For the year ended December 31, 2019, 6,650,000 options to purchase stock were granted, 3,000,000 options to purchase stock were forfeited, additionally, no options to purchase stock were exercised or expired; no restricted stock purchase offers were granted, vested or forfeited. At December 31, 2019, options to purchase 31,400,000 shares of common stock were outstanding with a weighted average exercise price of $0.15 with a weighted average remaining contract term of approximately 6.6 years with an aggregate intrinsic value (amount by which Applied Energetics’ closing stock price on the last trading day of the year exceeds the exercise price of the option) of $4,731,000. At December 31, 2019 options for 19,085,000 shares were exercisable. There was no activity of our restricted stock units and restricted stock grants for the years ended December 31, 2019 and 2018.

As of December 31, 2019, there was approximately $1,709,000 of unrecognized compensation cost related to unvested stock options granted and outstanding, net of estimated forfeitures. The cost is expected to be recognized on a weighted average basis over a period of approximately one year.

During the year ended December 31, 2019, the company received $2,150,000 in proceeds from the issuance of promissory notes payable (“Notes”) with which the company also issued warrants to purchase 1,075,000 shares of the company’s common stock, par value $0.001 per share at an exercise price of $0.07 per share for two years from the date of issuance. $1,150,000 of the Notes mature September 1, 2019 and $1,000,000 of the notes mature December 1, 2019. The notes bear interest of 10% payable at maturity. On maturity date, the company may elect to convert $850,000 of the balance of principal and interest due into shares of common stock at the conversion price of $0.10 a share.

Under an Asset Purchase Agreement, dated as of May 24, 2019, by and between the company and Applied Optical Sciences, Inc., an Arizona corporation which is majority owned by the holder of in excess of 10% of the company’s common stock, we issued warrants to purchase 2,500,000 shares of the company’s common stock, par value $0.001 per share at an exercise price of $0.06 per share for ten years from the date of issuance.

In the last quarter of the year ended December 31, 2019, we issued warrants to purchase 225,000 shares of the company’s common stock, par value $0.001 per share at an exercise price of $0.07 per share for two years from the date of issuance.

We have entered into an Executive Employment Agreement (“Agreement”) with Dr. Gregory J Quarles setting forth the terms of his service as Chief Executive Officer. The agreement calls for an option for 5,000,000 shares of our common stock at an exercise price of $0.35 per share. These options vest immediately with respect to 500,000 shares and in semi-annual installments with respect to the remaining 4,500,000 shares. The agreement also provides for Quarles to retain 2,000,000 options previously granted to him under a Consultant Stock Option Agreement in 2017, for his services on the Scientific Advisory Board, which are subject to vesting based on achievement of performance milestones. The agreement also provides for Dr. Quarles to forfeit 1,500,000 performance options previously granted to him under a Consultant Stock Option Agreement in 2017, for his services on the Scientific Advisory Board. Under the agreement, In the event of a termination of the agreement by Quarles with Good Reason, or by us without cause, any unvested options will vest upon such termination.

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In April 2019, 150,000 options were grated with an exercise price of $0.35 and a vesting schedule of 25% on the six-month anniversary of the issuance of the option and 25% each of the following six-month anniversaries. Also 1,500,000 options were granted with an exercise price of $0.369 and a vesting schedule of 1/3 on each of the three succeeding anniversary of the issuance of the option. 1,500,000 performance options previously granted to under a Consultant Stock Option Agreement in 2017, for services on the Scientific Advisory Board were forfeited.

For the year ended December 31, 2018, 13,750,000 options to purchase stock were granted, additionally, no options to purchase stock were exercised, expired or forfeited; no restricted stock purchase offers were granted, vested or forfeited. At December 31, 2018, options to purchase 27,750,000 shares of common stock were outstanding with a weighted average exercise price of $0.1037 with a weighted average remaining contract term of approximately 6.5 years with an aggregate intrinsic value of $-0-. At December 31, 2018 options for 9,712,500 shares were exercisable.

As of December 31, 2018, there was approximately $536,000 of unrecognized compensation cost related to unvested stock options granted and outstanding, net of estimated forfeitures. The cost is expected to be recognized on a weighted average basis over a period of approximately one and a half years.

On November 1, 2018, a non-plan option for 250,000 shares was granted to a vendor with an exercise price of $0.13 with 62,500 vested on the date of option and an additional 62,500 vesting on the last day of each 90-day period following the date of option.

On November 12, 2018 13,500,000 options were grated with an exercise price of $0.07 and a vesting schedule of 36% on grant date and 4% each month to February 2020. Of the 13,500,000 options granted, 5,000,000 each were granted to Messrs. Bradford T. Adamczyk and Jonathan R. Barcklow, an option for 2,500,000 was granted to Mr. John E. Schultz Jr, and an option for 1,000,000 was granted to an independent consultant.

The fair value of restricted stock and restricted stock units was estimated using the closing price of our common stock on the date of award and fully recognized upon vesting.

The following table summarizes the activity of our stock options for the years ended December 31, 2019, and 2018:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2017	14,000,000	$0.1357
Granted	13,750,000	$0.0711
Exercised	-	$-
Forfeited or expired	-	$-
Outstanding at December 31, 2018	27,750,000	$0.1037
Granted	6,650,000	$0.3543
Exercised	-	$-
Forfeited or expired	(3,000,000)	$0.2500
Outstanding at December 31, 2019	31,400,000	$0.1428
Exercisable at December 31, 2019	19,085,000	$0.0616

As of December 31, 2019 and December 31, 2018 there was no unrecognized stock-based compensation related to unvested restricted stock, net of estimated forfeitures.

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Operating Leases

In May 2016, we moved and entered into a month-to-month lease agreement to lease office space in Tucson, Arizona. In May 2019, we acquired Applied Optical Sciences and assumed the month-to-month lease for office and laboratory space also in Tucson, Arizona.

Rent expense was approximately $30,000 and $4,000 for 2019 and 2018, respectively.

At December 31, 2019, we had approximately $4,066 in future minimum lease payments due in less than a year.

Guarantees

We agree to indemnify our officers and directors for certain events or occurrences arising as a result of the officers or directors serving in such capacity. The maximum amount of future payments that we could be required to make under these indemnification agreements is unlimited. However, we maintain a director’s and officer’s liability insurance policy that limits our exposure and enables us to recover a portion of any future amounts paid. As a result, we believe the estimated fair value of these indemnification agreements is minimal because of our insurance coverage and we have not recognized any liabilities for these agreements as of December 31, 2019 and 2018.

Litigation

As previously reported, on July 3, 2018 we commenced a lawsuit in the Court of Chancery of the State of Delaware against the company’s former director and principal executive officer George Farley and AnneMarieCo LLC (“AMC”).

The lawsuit alleges to the following six causes of action:

1.	Breach of Fiduciary Duty of Loyalty against George Farley

2.	Breach of Fiduciary Duty of Care against George Farley

3.	Aiding and Abetting Breach of Fiduciary Duty against AMC

4.	Conversion against George Farley

5.	Fraudulent Transfer against George Farley and AMC

6.	Injunctive Relief against George Farley and AMC

This report provides an update on the progress of the litigation.

In connection with the lawsuit, the company requested a temporary restraining order prohibiting Mr. Farley and AMC from selling their 25 million shares of the company’s common stock which the company alleges were improperly issued. On July 20, 2018, the Delaware Court of Chancery, Vice Chancellor Tamika Montgomery-Reeves presiding, entered a “status quo” order upon the stipulation of the parties, whereby Mr. Farley and AMC agreed not to transfer, alienate or sell any of their shares pending a ruling on the company’s motion for a preliminary injunction.

On July 26, 2018, the Delaware Court of Chancery entered a scheduling order setting dates and deadlines for, among other matters, a hearing and briefing schedule on the amount of the bond the company would be required to post to maintain the “status quo” order through the preliminary injunction hearing, a hearing and briefing schedule on the motion for a preliminary injunction, and a discovery schedule.

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Also, in connection with the lawsuit, on August 8, 2018, the company filed a motion to disqualify Mr. Farley’s attorney, Ryan Whalen, who had previously represented the company.

On August 14, 2018, the Delaware Court of Chancery issued an order requiring the company to post a bond in the total amount of $200,446.52. On August 21, 2018, the company posted the bond via Atlantic Specialty Insurance company acting as surety. Pursuant to the contract between the company and Atlantic Specialty Insurance company, the company deposited $200,446.52 in cash as collateral for the surety agreement.

On August 23, 2018, the Delaware Court of Chancery court extended the hearing date on the company’s motion for a preliminary injunction to October 23, 2018, and simultaneously ordered an increase in the bond amount of $55,446.52. On August 30, 2018, the company posted the increased bond amount, again with Atlantic Specialty Insurance Company acting as surety, and deposited the additional $55,446.52 in cash with the surety.

On September 7, 2018, the Delaware Court of Chancery entered an order setting a briefing schedule on the company’s motion to disqualify Mr. Whalen.

On September 10, 2018, the Delaware Court of Chancery entered an order governing the production and exchange of confidential documents and information among the parties in discovery.

In another Current Report on Form 8-K filed September 13, 2018, the company updated the status of the litigation to include events that occurred up to that date. This report further updates the progress of the litigation.

On October 16, 2018, the Delaware Court of Chancery entered a scheduling order continuing the hearing date on the company’s motion for a preliminary injunction against defendants George Farley and AMC to December 14, 2018.

The October 16, 2018 order also required the company to increase its bond amount by an additional $185,301.86 ($80,301.86 for AMC and $105,000.00 for Mr. Farley) to account for the continued hearing date. On October 24, 2018, the company posted the additional bond amount of $185,301.86.

On October 16, 2018, the Delaware Court of Chancery issued an order denying the company’s motion to disqualify Mr. Whalen.

On January 23, 2019, the Delaware Court of Chancery issued a Memorandum Opinion, granting a preliminary injunction prohibiting Mr. Farley and AMC from selling their 25 million shares of the company’s common stock, which the company alleges were improperly issued. On January 24, 2019, the Delaware Court of Chancery issued a revised Memorandum Opinion correcting calculations regarding the increased bond amount.

In granting the preliminary injunction, the Court found that the company met “its considerable burden” of demonstrating it was likely to win its lawsuit against Mr. Farley and AMC. Specifically, the Court found it was “reasonably probable” Mr. Farley had unlawfully issued the 25 million shares without proper authorization, Mr. Farley had breached his duty of loyalty to the company, Mr. Farley was unlikely to prove the stock issuance was procedurally or substantively “fair” to the company, and Mr. Farley had fraudulently transferred 20 million of the shares to AMC. Finally, the Court ruled because Farley and AMC’s 25 million shares represented approximately one eighth of the company’s outstanding ownership, the injunction was necessary to protect the company’s capital structure, ability to attract new investors, ability to raise new capital and continue deployment of its plans now underway to revitalize its business.

In its Memorandum Opinion, the Court also required that the company post additional bond money, bringing the total cash collateral for the surety agreement to $582,377.26. The company posted the additional bond amount, and deposited the additional cash amount with the surety, on January 29, 2019.

On March 4, 2019, the company filed an amended complaint adding claims against Mr. Farley concerning loans Mr. Farley caused the company take from PowerUp Lending Group Ltd. and Auctus Fund LLC from September 2017 through March 2018. Mr. Farley responded to the amended complaint by filing a motion to dismiss the lawsuit based on Delaware Court of Chancery Rules 12(b)(3) and 12(b)(7). On September 28, 2019, the Delaware Chancery Court denied this motion.

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On July 7, 2019, the company filed a motion to reduce or eliminate the cash bond requirement. As previously reported, the cash bond was required by the Delaware Chancery Court. On September 30, 2019, the Delaware Chancery Court denied the motion.

On July 19, 2019, Mr. Farley and AMC filed answers and amended counter claims in response to the Company’s amended complaint. The amended counter claims add claims under Delaware General Corporate Law section 205, seeking to validate the stock issuances at issue in the litigation.

On July 29, 2019, the Delaware Chancery Court entered a scheduling order which, among other deadlines, rescheduled the trial date to begin on January 21, 2020. However, recently the judge presiding in the case, Vice Chancellor Montgomery-Reeves, was appointed and confirmed to the Delaware Supreme Court. Though no formal order has yet issued, the company expects the trial date to be postponed to mid-2020.

On September 26, 2019, the company filed a motion for partial summary judgment concerning the issuance of company stock to Mr. Farley without having been authorized by a quorum of the board of directors. The previous hearing date of November 20, 2019, was postponed while the case awaited a new judge assignment.

The case was reassigned to Vice Chancellor J. Travis Laster. On January 14, 2020, Vice Chancellor Laster held a scheduling conference. On January 29, 2020, the Delaware Chancery Court entered a scheduling order setting the trial date for July 20, 2020.

In a related matter, on February 8, 2019, the company filed a complaint against Stein Riso Mantel McDonough, LLP (“Stein Riso”), its former counsel, in the United States District Court for the Southern District of New York alleging the following:

1.	breach of fiduciary duty;

2.	legal malpractice;

3.	aiding and abetting a breach of fiduciary duty;

4.	voidance of fees under New York Rules of Professional Conduct 1.8;

5.	violation of New York Rule of Professional Conduct 1.5;

6.	securities fraud;

7.	breach of contract; and

8.	unjust enrichment.

The complaint against Stein Riso followed the issuance, on January 23, 2019, of a Memorandum Opinion granting the company’s motion for a preliminary injunction by the Delaware Court of Chancery in the case against George Farley and AMC. Stein Riso has responded to the complaint by filing a motion to dismiss the complaint pursuant to Federal Rule of Civil Procedure 12(b)(6). The company amended its complaint in response. On July 31, 2019, Stein Riso responded to the company’s amended complaint by filing another motion to dismiss pursuant to Federal Rule of Civil Procedure 12(b)(6). The company filed an opposition to this motion on August 14, 2019. Stein Riso filed a reply brief on September 13, 2019. The United States District Court has not yet ruled on the motion.

On July 3, 2019, Gusrae, Kaplan & Nusbaum and its partner, Ryan Whalen, counsel for defendants, George Farley and AnneMarie Co. LLC, in the litigation brought by the company and pending in Delaware, filed a claim in the District Court for the Southern District of New York against the company its directors, officers, attorneys and a consultant. The action alleges libel, securities fraud and related claims. The company believes that this suit lacks merit and intends to dispute these allegations. The company filed a motion to dismiss the complaint on October 24, 2019. On December 13, 2019, Gusrae Kaplan and Mr. Whalen filed an opposition to the Company’s motion. On January 10, 2020, the company filed a reply brief. The United States District Court has not yet ruled on the motion.

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On September 24, 2019, the company filed a complaint in the Court of Common Pleas in the County of Beaufort, South Carolina, to prevent the sale of certain property located there (or in the alternative, to require payment of proceeds from any sale of the property into the registry of the court until a final decision is entered in the matter), in order to protect the company from having property disposed of. Effective January 8, 2020, this complaint was dismissed.

As with any litigation, the company cannot predict the outcome with certainty, but the company expects to provide further updates on the status of the litigation as circumstances warrant.

We may, from time to time, be involved in legal proceedings arising from the normal course of business.

NOTE 7 – INCOME TAXES

An analysis of the difference between the expected federal income tax for the years ended December 31, 2019 and 2018, and the effective income tax rate is as follows:

	2019		2018
Taxes calculated at federal rate	$(1,166,831)	21.0%	$(631,627)	21.0%
State income tax, net of federal benefit	(38,304)	0.7%	(35,215)	1.2%
Change in Valuation Allowance	1,203,231	-21.7%	712,113	-23.7%
Prior period adjustment	-	0.0%	(88,626)	2.9%
Permenant items	1,904	0.0%	43,355	-1.4%
Provision (benefit) for taxes	$-	0%	$-	0%

Tax effects of temporary differences at December 31, 2019 and December 31, 2018 are as follows:

	2019	2018
Noncurrent deferred tax assets (liabilities):
Deferred Tax Assets
Accrued compensation	$740,442	$88,789
Fixed assets	(9,095)	-
Net Operating Loss Carryforwards and Credits	14,494,408	13,933,735
Total Deferred Tax Assets	$15,225,755	$14,022,524

Valuation allowance	(15,225,755)	(14,022,524)
Net deferred tax / (liabilities)	$-	$-

Deferred tax assets and liabilities are computed by applying the federal and state income tax rates in effect to the gross amounts of temporary differences and other tax attributes, such as net operating loss carry-forwards. In assessing if the deferred tax assets will be realized, the company considers whether it is more likely than not that some or all of these deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which these deductible temporary differences reverse. During the year ended December 31, 2019, the deferred tax assets and the valuation allowance increased by $1,203,000 primarily as a result of current year tax loss.

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2019, we have cumulative federal and Arizona net operating loss carryforwards of approximately $65.1 million and $6.5 million, respectively, which can be used to offset future income subject to taxes. Of the $65.1 million, of Federal net operating loss carryforwards, $59.3 begin to expire in 2020. The remaining balance of $5.8 million is limited in annual usage of 80% of current years taxable income, but do not have an expiration. Arizona net operating loss carryforwards begin to expire in 2020. In addition there are federal net operating loss carryforwards is approximately $27.0 million from USHG related to pre-merger losses. We also have pre-merger federal capital loss carryforwards of approximately $520,000.

As of December 31, 2019, we had cumulative unused research and development tax credits of approximately $239,000 and $340,000, which can be used to reduce future federal and Arizona income taxes, respectively. As of December 31, 2019, we have cumulative unused federal minimum tax credit carryforwards from USHG of approximately $244,000. The federal minimum tax credit carryforwards are not subject to expiration under current federal tax law.

Utilization of our USHG pre-merger net operating loss carryforwards and tax credits is subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss carryforwards and tax credit carryforwards before utilization.

We have unrecognized tax benefits attributable to losses and minimum tax credit carryforwards that were incurred by USHG prior to the merger in March 2004 as follows:

Balance at December 31, 2016	$9,635,824
Additions related to prior year tax positions	-
Additions related to current year tax positions	-
Reductions related to prior year tax positions and settlements
Balance at December 31, 2017	$9,635,824

Additions related to prior year tax positions	-
Additions related to current year tax positions	-
Reductions related to prior year tax positions and settlements	-
Balance at December 31, 2018	$9,635,824

These benefits are not recognized as a result of uncertainty regarding the utilization of the loss carryforwards and minimum tax credits. If in the future we utilize the attributes and resolve the uncertainty in our favor, the full amount will favorably impact our effective income tax rate.

The company considers the U.S. and Arizona to be major tax jurisdictions. As of December 31, 2019, for federal tax purposes the tax years 2014, 2015, 2016 and 2017, 2018 for Arizona the tax years 2014 through 2019 remain open to examination. The company currently does not expect any material changes to unrecognized tax positions within the next twelve months.

We recognize interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2019, and 2018, we had no accrued interest or penalties related to our unrecognized tax benefits.

APPLIED ENERGETICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – SUBSEQUENT EVENT

In January 2020, the company received $603,000 from five non-affiliated individuals based on subscription agreements with the company for which the company issued 2,010,000 shares of its common stock.

In January 2020, the company issued 25,000 shares in response to a non-affiliated warrant holder exercising a warrant.

In February 2020, the company received $510,000 from a non-affiliated individual based on a subscription agreement with the company for which the company issued 1,700,000 shares of its common stock.

During the year ended December 31, 2019, the company received $2,350,000 from eleven non-affiliated individuals based on 10% Promissory Notes (“Notes”). In the first three months of 2020, two notes with principal balances of $50,000 each were paid off for a total of $108,000.

Effective March 4, 2020, Applied Energetics, Inc. entered into the Phase I Small Business Technology Transfer (STTR) contract referred to in its prior Current Report on Form 8-K filed on January 6, 2020 with the United States Army. The contract is for the development of Standoff Electronic Denial systems. Phase I is to be completed within the first 90 days. The company will collaborate with the Laser Plasma Laboratory (LPL) at the University of Central Florida (UCF) in performing its research under the contract. The total contract amount for Phase I is $165,920.

Multiple contract proposals were submitted to various government agencies in 2019 and 2020. Due to the COVID-19 related closures of multiple agencies and work-from-home orders across various regions of the United States, we anticipate that reviews and funding decisions on these proposals might be delayed longer than anticipated as resources are focused on other matters within the government.

The company’s management has evaluated subsequent events occurring after December 31, 2019, the date of our most recent balance sheet, through the date our financial statements were issued.

APPLIED ENERGETICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,391,208	$88,415
Other receivable	599,110	2,880
Other assets	102,190	52,686
Total current assets	3,092,508	143,981

Long-term assets
Long-term receivable	-	582,377
Property and equipment - net	23,741	36,568
Deferred compensation	1,458,333	2,083,334
Total long-term assets	1,482,074	2,702,279
TOTAL ASSETS	$4,574,582	$2,846,260

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
Current liabilities
Accounts payable	$330,039	$472,868
Accrued officer compensation	206,000	206,000
Notes payable including accrued interest of $356,446 at September 30, 2020 and $119,218 at December 31, 2019	7,515,018	3,467,890
Due to related parties	50,000	50,000
Accrued expenses	591,713	23,588
Accrued dividends	48,079	48,079
Total current liabilities	8,740,849	4,268,425

Long-term liabilities
Long-term notes payable net of unamortized debt discount	1,133,324	1,500,000
Total liabilities	9,874,173	5,768,425

Commitments and contingencies

Stockholders’ (deficit)
Series A Convertible Preferred Stock, $.001 par value, 2,000,000 shares authorized; 13,602 shares issued and outstanding at September 30, 2020 and at December 31, 2019	14	14
Common stock, $.001 par value, 500,000,000 shares authorized; 207,143,146 and 206,569,063 shares issued and outstanding at September 30, 2020 and at December 31, 2019, respectively	207,143	206,569
Additional paid-in capital	87,672,578	85,907,523
Accumulated deficit	(93,179,326)	(89,036,271)
Total stockholders’ (deficit)	(5,299,591)	(2,922,165)
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$4,574,582	$2,846,260

See accompanying notes to condensed consolidated financial statements (unaudited).

APPLIED ENERGETICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended September 30,
	2020	2019
Revenue	$165,920	$-
Cost of revenue	153,629	-

Gross profit	12,291	-

Operating expenses
General and administrative	1,133,536	2,467,328
Selling and marketing	72,335	52,562
Research and development	84,465	67,670
Total operating expenses	1,290,336	2,587,560

Operating loss	(1,278,045)	(2,587,560)

Other income (expense)
Interest (expense)	(225,210)	(46,783)
Total other (expense)	(225,210)	(46,783)

Net loss	(1,503,255)	(2,634,343)

Preferred stock dividends	(8,501)	(8,501)

Net loss attributable to common stockholders	$(1,511,756)	$(2,642,844)

Net loss per common share – basic and diluted	$(0.01)	$(0.01)

Weighted average number of shares outstanding, basic and diluted	210,458,363	204,197,396

See accompanying notes to condensed consolidated financial statements (unaudited).

APPLIED ENERGETICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the nine months ended September 30,
	2020	2019
Revenue	$175,920	$-
Cost of revenue	153,630	-

Gross profit	22,290	-

Operating expenses
General and administrative	3,352,280	3,534,493
Selling and marketing	225,861	158,895
Research and development	207,261	236,221
Total operating expenses	3,785,402	3,929,609

Operating loss	(3,763,112)	(3,929,609)

Other income/(expense)
Other income	15,833	-
Interest (expense)	(395,776)	(77,708)
Total other income	(379,943)	(77,708)

Net loss	(4,143,055)	(4,007,317)

Preferred stock dividends	(25,504)	(25,504)

Net loss attributable to common stockholders	$(4,168,559)	$(4,032,821)

Net loss per common share – basic and diluted	$(0.02)	$(0.02)

Weighted average number of shares outstanding, basic and diluted	208,341,063	204,006,788

See accompanying notes to condensed consolidated financial statements (unaudited).

APPLIED ENERGETICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the nine months ended September 30, 2020

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2019	13,602	$14	206,569,062	$206,569	$85,907,523	$(89,036,271)	$(2,922,165)
Stock-based compensation	-	-	-	-	439,956	-	439,956
Common stock issued on exercise of stock option and warrant	-	-	25,000	25	1,725	-	1,750
Sale of common stock			3,710,000	3,710	1,109,290		1,113,000
Net loss for the quarter ended March 31, 2020	-	-	-	-	-	(1,265,091)	(1,265,091)
Balance as of March 31, 2020	13,602	$14	210,304,062	$210,304	$87,458,494	$(90,301,362)	$(2,632,550)

Stock-based compensation	-	-	-	-	344,430	-	344,430
RSA-based non-cash compensation	-	-	18,750	19	6,508	-	6,527
Common stock issued on exercise of stock option and warrant	-	-	1,050,000	1,050	72,450	-	73,500
Sale of common stock	-	-	1,770,334	1,770	529,330	-	531,100
Cancellation of common stock	-	-	(1,000,000)	(1,000)	1,000	-	-
Net loss for the quarter ended June 30, 2020	-	-	-	-	-	(1,374,709)	(1,374,709)
Balance as of June 30, 2020	13,602	$14	212,143,146	$212,143	$88,412,212	$(91,676,071)	$(3,051,702)

Stock-based compensation	-	-	-	-	344,033	-	344,033
RSA-based non-cash compensation	-	-	-	-	3,299	-	3,299
Recognize beneficial conversion feature	-	-	-	-	708,034	-	708,034
Accrual of payment in anticipation of settlement	-	-	-	-	(1,500,000)	-	(1,500,000)
Purchase and cancellation of common stock	-	-	(5,000,000)	(5,000)	(295,000)		(300,000)
Net loss for the quarter ended September 30, 2020	-	-	-	-	-	(1,503,255)	(1,503,255)
Balance as of September 30, 2020	13,602	$14	207,143,146	$207,143	$87,672,578	$(93,179,326)	$(5,299,591)

See accompanying notes to condensed consolidated financial statements (unaudited)

APPLIED ENERGETICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the nine months ended September 30, 2019

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2018	13,602	$14	201,697,396	$201,697	$82,637,749	$(83,479,931)	$(640,471)
Stock-based compensation expense	-	-	-	-	122,950	-	122,950
Sale of common stock	-	-	2,500,000	2,500	147,500	-	150,000
Net loss for the quarter ended March 31, 2019	-	-	-	-	-	(586,155)	(586,155)
Balance as of March 31, 2019	13,602	$14	204,197,396	$204,197	$82,908,199	$(84,066,086)	$(953,676)

Stock-based compensation expense	-	-	-	-	386,318	-	386,318
Net loss for the quarter ended June 30, 2019	-	-	-	-	-	(786,820)	(786,820)
Balance as of June 30, 2019	13,602	$14	204,197,396	$204,197	$83,294,517	$(84,852,906)	$(1,354,178)

Stock-based compensation expense	-	-	-	-	1,428,095	-	1,428,095
Net loss for the quarter ended September 30, 2019	-	-	-	-	-	(2,634,343)	(2,634,343)
Balance as of September 30, 2019	13,602	$14	204,197,396	$204,197	$84,722,612	$(87,487,249)	$(2,560,426)

See accompanying notes to condensed consolidated financial statements (unaudited)

APPLIED ENERGETICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the nine months ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,143,055)	$(4,007,317)
Adjustments to reconcile net loss to net cash used in operating activities:
Noncash stock based compensation expense	1,138,244	1,931,790
Shares issued for services	-	5,573
Amortization of beneficial conversion feature’	114,684	-
Depreciation and amortization	12,827	9,722
Amortization of future compensation payable	625,000	203,333
Amortization of prepaid expenses	184,164	-
Interest expense	-	77,708
Changes in assets and liabilities:
Accounts receivable	9,888	57,445
Other receivable	-	-
Inventory	5,930	(5,930)
Prepaids and deposits	(141,421)	5,433
Long term receivables - net	-	(141,182)
Accounts payable	(150,604)	(48,155)
Accrued interest	231,152	-
Accrued expenses and compensation	68,125	(381,833)
Net cash used in operating activities	(2,045,066)	(2,293,413)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	-	(4,410)
Net cash used in investing activities	-	(4,410)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	4,456,760	2,150,000
Proceeds from issuance of common stock	1,644,100	150,000
Repayment on notes payable	(528,251)	(31,576)
Cancellation of Stock	(1,300,000)	-
Proceeds from the exercise of stock options and warrants	75,250	-
Net cash provided by financing activities	4,347,859	2,268,424

Net increase (decrease) in cash and cash equivalents	2,302,793	(29,399)
Cash and cash equivalents, beginning of period	88,415	178,552
Cash and cash equivalents, end of period	$2,391,208	$149,153

Supplemental Cash Flow Information
Cash paid for interest	$53,976	$2,117
Cash paid for taxes	$-	$-

Schedule of Non-Cash Information
Discount on note payable on purchase of Applied Optical Sciences	$-	$2,500,000
Amortization of discount on note payable	$-	$(28,333)
Note payable on purchase of Applied Optical Sciences	$-	$(2,500,000)
Beneficial conversion feature on notes payable	$708,034	$-
Non-cash accrual for payment on settlement	$500,000	$-

See accompanying notes to condensed consolidated financial statements (unaudited).

APPLIED ENERGETICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2020

(Unaudited)

1. BASIS OF PRESENTATION AND GOING CONCERN

The accompanying interim unaudited condensed consolidated financial statements include the accounts of Applied Energetics, Inc. and its wholly owned subsidiary North Star Power Engineering, Inc. as of September 30, 2020 (collectively, “company,” “Applied Energetics,” “we,” “our” or “us”). All intercompany balances and transactions have been eliminated. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary for a fair presentation of the results for the interim periods presented have been made. The results for the nine-month period ended September 30, 2020, may not be indicative of the results for the entire year. The interim unaudited condensed consolidated financial statements should be read in conjunction with the company’s audited consolidated financial statements contained in our Annual Report on Form 10-K.

The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the nine months ended September 30, 2020, the company incurred a net loss of approximately $4,143,000, had negative cash flows from operations of $3,045,000 and may incur additional future losses due to the reduction in government contract activity. Additionally, as of September 30, 2020, the company had a working capital deficit (current liabilities less current assets) of $5,149,000. These matters raise substantial doubt as to the company’s ability to continue as a going concern. The ongoing COVID-19 pandemic contributes to this uncertainty.

In order to improve the company’s liquidity, the company’s management is actively pursuing additional equity financing through discussions with investment bankers and private investors. There can be no assurance that the company will be successful in its effort to secure additional equity financing.

The unaudited condensed consolidated financial statements do not include any adjustments relating to the recoverability of assets and the amount or classification of liabilities that might be necessary should the company be unable to continue as a going concern.

LIQUIDITY AND MANAGEMENT’S PLAN

The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the nine months ended September 30, 2020, the company incurred a net loss of approximately $4,143,000, had negative cash flows from operations of approximately $2,045,000 and conducted financing activities yielding $1,644,000 in proceeds from the issuance of common stock, proceeds from notes payable of $4,457,000, proceeds from the exercise of options and warrants of $75,000, partially offset by payments on notes payable of $528,000, cancellation of common stock of $1,300,000 and expects to incur additional future losses due to the reactivation of its business activities. These matters raise substantial doubt as to the company’s ability to continue as a going concern unless the company is able to obtain additional financing for its continuing operations. The financial statements do not include any adjustments relating to the recoverability of assets and the amount or classification of liabilities that might be necessary should the company be unable to continue as a going concern.

The company’s existence is dependent upon management’s ability to develop profitable operations. Management is devoting substantially all of its efforts to developing its business and raising capital and there can be no assurance that the company’s efforts will be successful. No assurance can be given that management’s actions will result in profitable operations or the resolution of its liquidity problems. The accompanying consolidated financial statements do not include any adjustments that might result should the company be unable to continue as a going concern for one year from the date the financials are issued.

As of September 30, 2020, the company had approximately $2,391,000 in cash and cash equivalents

APPLIED ENERGETICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2020

(Unaudited)

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with United States Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management bases its assumptions on historical experiences and on various other estimates that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. In addition, management considers the basis and methodology used in developing and selecting these estimates, the trends in and amounts of these estimates, specific matters affecting the amount of and changes in these estimates, and any other relevant matters related to these estimates, including significant issues concerning accounting principles and financial statement presentation. Such estimates and assumptions could change in the future, as more information becomes known which could materially impact the amounts reported and disclosed herein. Significant estimates include measurements of income tax assets and liabilities.

Multiple contract proposals have been submitted to various government agencies in 2019 and 2020. Due to the COVID-19-related closures of multiple agencies and work-from-home orders across various regions of the United States, we anticipate that reviews and funding decisions on these proposals might be delayed longer than anticipated as resources are focused on other matters within the government.

REVENUE RECOGNITION

A majority of revenue under long-term government contracts is recorded under the percentage of completion method. The Company anticipates a majority of revenue to come from long-term government contracts recorded under the percentage of completion method. Revenue, billable monthly under cost-plus-fixed-fee contracts, is recorded as costs are incurred and includes estimated earned fees in the proportion that costs incurred to date bear to total estimated costs. Costs include direct labor, direct materials, subcontractor costs and manufacturing and administrative overhead allowable under the contract. General and administrative expenses allowable under the terms of contracts are allocated per contract, depending on its direct labor and material proportion to total direct labor and material of all contracts. As contracts can extend over one or more accounting periods, revisions in earnings estimated during the course of work are reflected during the accounting period in which the facts become known. When the current contract estimate indicates a loss, a provision is made for the total anticipated loss in the current period. We do not generally provide an allowance for returns from our government customers because our customer agreements do not provide for a right of return.

Revenue for other products and services is recognized when such products and services are delivered or performed and, in connection with certain sales to government agencies, when the products and services are accepted, which is normally negotiated as part of the initial contract. Revenue from commercial, non-governmental, customers is based on fixed price contracts where the sale is recognized upon acceptance of the product or performance of the service and when payment is probable. Contract costs are deferred in the same manner as inventory costs and are charged to operations as the related revenue from contracts is recognized. When a current contract estimate indicates a loss, a provision is made for the total anticipated loss in the period in which such facts become evident.

DEFERRED REVENUE

Deferred revenue represents customer deposits on a project

RECENT ACCOUNTING PRONOUNCEMENTS

The company has reviewed issued accounting pronouncements and plans to adopt those that are applicable to it. The company does not expect the adoption of any other pronouncements to have an impact on its results of operations or financial position.

APPLIED ENERGETICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2020

(Unaudited)

CORRECTIONS OF IMMATERIAL ERROR TO PREVIOUSLY ISSUED UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Subsequent to the filing of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, the Company identified prior period misstatements in the June 30, 2019 financial statements included therein related to stock compensation expense. The misstatements resulted in the understatement statement of general and administrative expense in the Company’s consolidated statements of operations. The Company assessed the materiality of these misstatements both quantitatively and qualitatively and determined the correction of these errors to be immaterial to the prior consolidated financial statements taken. As a result, the Company has corrected the misstatements in the accompanying financial statements. The misstatements had no impact basic and diluted earnings per share or on the net cash flows from operating, investing, or financing activities. The misstatements did not impact assets or liabilities

The following tables summarize the impact of the correction to the prior financial statements

	Three months ended June 30, 2019 (as previously reported)	Adjustments	Three months ended June 30, 2019 (as corrected)
General and administrative	$610,446	$37,511	$647,957
Total operating expenses	760,335	37,511	797,846
Operating loss	(760,335)	(37,511)	(797,846)
Net loss	(786,820)	(37,511)	(824,331)
Net loss attributable to common stockholders	(795,321)	(37,511)	(832,832)
Net loss per common share - basic and diluted	(0.01)	-	(0.01)

	Six months ended June 30, 2019 (as previously reported)	Adjustments	Six months ended June 30, 2019 (as corrected)
General and administrative	$1,067,165	$37,511	$1,104,676
Total operating expenses	1,342,048	37,511	1,379,559
Operating loss	(1,342,048)	(37,511)	(1,379,559)
Net loss	(1,372,973)	(37,511)	(1,410,484)
Net loss attributable to common stockholders	(1,389,976)	(37,511)	(1,427,487)
Net loss per common share - basic and diluted	(0.01)	-	(0.01)

	June 30, 2019 (as previously reported)	Adjustments	June 30, 2019 (as corrected)
Common Stock	$204,157		$204,157
Additional paid-in capital	83,294,517	(37,511)	83,257,006
Accumulated deficit	(84,852,906)	(37,511)	(84,890,417)
Total stockholder’ (deficit)	(1,354,232)	(75,022)	(1,429,254)

APPLIED ENERGETICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2020

(Unaudited)

2. SHARE-BASED COMPENSATION

Share-Based Compensation

For the nine months ended September 30, 2020 and 2019, share-based compensation expense totaled approximately $1,138,000 and $1,937,000, respectively. For the three months ended September 30, 2020 and 2019, share-based compensation expense totaled approximately $347,000 and $1,428,000, respectively.

We determine the fair value of option grant share-based awards at their grant date, using a Black-Scholes-Merton Option-Pricing Model applying the assumptions in the following table:

	Nine months ended September 30
	2020	2019
Expected life (years)	N/A	5.50-6.75
Dividend yield	N/A	-
Expected volatility	N/A	232%
Risk free interest rates	N/A	2.47%
Weighted average fair value of options at grant date	N/A	$0.34

For the nine months ended September 30, 2020, options to purchase 900,000 shares of common stock were exercised, no options to purchase stock were granted, no options were forfeited or expired, 18,750 shares of restricted stock awards were vested, and no restricted stock awards were granted or forfeited; no restricted stock units were granted, vested or forfeited. At September 30, 2020, options to purchase 32,000,000 shares of common stock were outstanding with a weighted average exercise price of $0.1419, a weighted average remaining contract term of approximately 5.93 years with an aggregate intrinsic value of $6,079,225. At September 30, 2020, options to purchase 23,575,000 shares of common stock were exercisable.

As of September 30, 2020, there was approximately $1,090,000 of unrecognized compensation cost related to unvested stock options granted and outstanding, net of estimated forfeitures. The cost is expected to be recognized on a weighted average basis over a period of approximately two years.

3. NET LOSS PER SHARE

Basic net loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the period before giving effect to stock options, stock warrants, restricted stock agreements, restricted stock units and convertible securities outstanding, which are considered to be dilutive common stock equivalents. Diluted net loss per common share is calculated based on the weighted average number of common and potentially dilutive shares outstanding during the period after giving effect to convertible preferred stock, stock options, warrants and restricted stock units. Contingently issuable shares are included in the computation of basic loss per share when issuance of the shares is no longer contingent. Due to the losses from continuing operations for the three months and nine months ended September 30, 2020 and 2019, basic and diluted loss per common share were the same, as the effect of potentially dilutive securities would have been anti-dilutive.

APPLIED ENERGETICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2020

(Unaudited)

Potentially dilutive securities not included in the diluted loss per share calculation, due to net losses from continuing operations, were as follows:

	Nine months ended September 30,
	2020	2019
Options to purchase common shares	32,000,000	32,900,000
Convertible notes	18,171,912	-
Warrants to purchase common shares	3,500,000	3,575,000
Unvested restricted stock agreements	21,875	-
Convertible preferred stock	48,883	46,049

Total potentially dilutive securities	53,742,670	36,521,049

4. DIVIDENDS

Dividends on Preferred Stock are accrued when the amount and kind of dividend is determined and are payable quarterly on the first day of February, May, August and November, in cash or shares of common stock. The holders of shares of Series A Convertible Preferred Stock are entitled to receive dividends at the initial rate of 6.5% of the liquidation preference per share (the “Initial Dividend Rate”), payable, at the option of the corporation, in (i) cash, (ii) shares of our common stock (valued for such purpose at 95% of the weighted average of the last sales prices of our common stock for each of the trading days in the ten trading day period ending on the third trading day prior to the applicable dividend payment date) provided that the issuance and/or resale of all such shares of our common stock are then covered by an effective registration statement or (iii) any combination of the foregoing. If the company fails to pay dividends in the five business days following a dividend payment date (a “Payment Default”), the dividend rate shall immediately and automatically increase to 7.5% of the liquidation preference per share for as long as such Payment Default continues (or return to the Initial Dividend Rate at such time as such Payment Default no longer continues), and if a Payment Default shall occur on two consecutive Dividend Payment Dates, the dividend rate shall immediately and automatically increase to 10% of the Liquidation Preference for as long as such Payment Default continues and shall immediately and automatically return to the Initial Dividend Rate at such time as the Payment Default is no longer continuing.

As of September 30, 2020, we had 13,602 shares of our 6.5% Series A Convertible Preferred Stock outstanding. The company has not paid the dividends commencing with the quarterly dividend due August 1, 2013. Dividend arrearages as of September 30, 2020 was approximately $247,000. Our Board of Directors suspended the declaration of the dividend, commencing with the dividend payable as of February 1, 2015 since we did not have a surplus (as such term is defined in the Delaware General Corporation Law) as of December 31, 2014, until such time as we have a surplus or net profits for a fiscal year. Our Series A Preferred Stock has a liquidation preference of $25.00 per Share.

5. OTHER RECEIVABLE

In our litigation, the company was required to place a bond with a surety. The company does not have access to these funds and it is out of our control to use them (refer note 11). Based on a September 24, 2020, Settlement Agreement with George P. Farley, its former CEO, and AnneMarieCo, LLC, on October 2, 2020, all the bond funds, plus $13,852 earned interest income, were distributed for the benefit of the company. $500,000 was paid to opposing counsel in anticipation of settlement of purchase of shares from Plaintiff, and the remainder was paid to company counsel for the reduction in company legal fees.

6. OTHER ASSETS

Other assets primarily represents prepaid assets for insurance premiums and deposits with attorneys as well as the current portion of deferred compensation.

APPLIED ENERGETICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2020

(Unaudited)

7. DEFERRED COMPENSATION

Deferred compensation represents the remaining amortization of the deferred compensation recognized in the acquisition of Applied Optical Sciences.

8. NOTES PAYABLE

During the quarter ended September 30, 2020, we received $4,324,000 in bridge funding pursuant to 10% Convertible Promissory Notes. Also, during the quarter, notes containing a principal balance of $410,000 with a maturity date of September 1, 2019 and a principal balance of $620,000 with a maturity date of December 1, 2019 were exchanged into this portfolio of notes payable. These notes are convertible into shares of our common stock at a conversion price of $0.30 per share, as negotiated with the holders based on the prevailing market price of the common stock leading up to the issuance of the notes. At any time after October 15, 2020 until July 15, 2021, the date of maturity, (i) each investor may elect to convert these notes into shares of our common stock, at a conversion price of $0.30 per share and (ii) the company may elect to prepay, either in cash or in shares of common stock at a price of $0.30 per share, at the option of the holder, the amount of principal and interest then outstanding under each note. In the event we elect to prepay the notes, we will notify the holders, each of whom will then have five business days to notify the company if they prefer to receive such prepayment in cash or stock. These notes are payable in full at maturity. In lieu of repayment of the principal and interest on the notes at maturity, the Company may elect to convert the amounts due into shares of Common Stock at a price of $0.15 per share.

During the quarter ended March 31, 2020, the company entered into a premium financing agreement to finance its director and officer insurance policy. The principal is approximately $108,000, with nine monthly payments of $12,498 and an interest rate of 9.7%. The balance at September 30, 2020 is $24,000 included in current notes payable.

On April 28, 2020, the Company entered into a loan agreement with Alliance Bank of Arizona, N.A. for a loan in the amount of $133,000 pursuant to the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act enacted on March 27, 2020 (the “CARES Act”). This loan is evidenced by a promissory note dated April 27, 2020 and matures two years from the disbursement date. This loan bears interest at a rate of 1.00% per annum, with the first nine months of interest deferred. Principal and interest are payable monthly commencing nine months after the disbursement date and may be prepaid by the Company at any time prior to maturity with no prepayment penalties. This loan contains customary events of default relating to, among other things, payment defaults or breaches of the terms of the loan. Upon the occurrence of an event of default, the lender may require immediate repayment of all amounts outstanding under the note.

During the nine months ended September 30, 2019, the company received $1,150,000 from eight non-affiliated individuals based on 10% promissory notes. The notes mature September 1, 2019. The notes are accompanied by a Common Stock Purchase Warrant entitling the holder to purchase one share of the company’s common stock, par value $0.001 per share, for each $2.00 of Note principle, at an exercise price of $0.07 per share, for two years from the date of issuance. During the quarter ended September 30, 2020, a note with the principal balance of $230,000 plus accrued interest was paid off.

The following reconciles notes payable as of September 30, 2020 and December 31, 2019:

	September 30, 2020	December 31, 2019
Beginning balance	$4,967,890	$-
Notes payable	4,456,760	4,934,329
Transfer from prepaid	108,064	-
Accrued interest	237,229	119,218
Establish beneficial conversion feature	(708,034)	-
Amortize beneficial conversion feature	114,684	-
Payments on notes payable	(528,251)	(85,657)
Total	8,648,342	4,967,890
Less-Notes payable - current	(7,515,018)	(3,467,890)
Notes payable - non-current	$1,133,324	$1,500,000

APPLIED ENERGETICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2020

(Unaudited)

Of the notes payable at September 30, 2020, $830,000 were due September 1, 2019, $1,100,000 were due December 1, 2019, $4,574,000 were due July 15, 2021, $24,000, payable monthly over two monthly payments, is due December 12, 2020, $133,000 were due April 28, 2022 and $2,500,000 is payable in $500,000 semi-annual payments is due May 24, 2022. The notes due on September 1, 2019, December 31, 2019 and July 15, 2021 have an interest rate of 10%, the note due on December 12, 2020 has an interest rate of 9.7%, the note due on April 28, 2022 has an interest rate of 1.0% and the note due on May 24, 2022 has interest rate of 0%. All notes are unsecured.

The notes due September 1, 2019, December 1, 2019, December 12, 2020, April 28, 2022 and May 24, 2022 are not convertible. The notes due July 15, 2021 are convertible. Interest expense on these notes was $239,000 for the quarter ended September 30, 2020 and $47,000 for the quarter ended September 30, 2019. Interest expense on these notes was $409,000 for the nine months ended September 30, 2020 and $78,000 for the nine months ended September 30, 2019. Interest expense for the nine months ended September 30, 2020 includes a $50,000 penalty interest for not making the first $500,000 payment on the note payable for the AOS acquisition.

9. DUE TO RELATED PARTIES

It came to the board’s attention that on July 31, 2018, our now deceased CEO deposited $50,000 into the company’s account. Although it has been suggested that the funds may have been intended for use toward Mr. Dearmin’s healthcare, the board does not know for certain what the purpose of the funds were or the nature of any intended investment. Accordingly, the board is investigating the appropriate disposition of the funds which will likely be to the estate of Mr. Dearmin. Until such a determination is made, the board does not intend to use these funds for any corporate purpose. For reporting purposes, the company has treated the deposit as a Due to related parties as reported on the balance sheet.

10. ACCRUED EXPENSES

Effective September 24, 2020, Applied Energetics, Inc. entered into a Settlement Agreement with George P. Farley, its former CEO, and AnneMarieCo, LLC (“AMC”) as to which a Stipulation and Final Judgment was entered by the Delaware Court of Chancery on September 28, 2020. Under the agreement, 20,000,000 of the 25,000,000 shares originally issued to Farley (20,000,000 of which were transferred to AMC) were invalidated, the remaining 5,000,000 shares being deemed valid under Section 205 of the Delaware General Corporation Law. The agreement calls for the company to repurchase the remaining 5,000,000 shares at a price of $0.30 per share for an aggregate purchase price of $1,500,000 of which $1,000,000 was paid on September 29, 2020. The $500,000 was added as an accrual in accrued expenses. The agreement also provides for the release of funds in the amount of $582,377.26 securing the bond posted by the company in favor of Farley and AMC in connection with the litigation as previously disclosed. The bond, plus accrued interest of $13,852 was released and returned in October, 2020. The agreement also contains standard mutual general release and confidentiality provisions.

11. STOCKHOLDERS DEFICIT

On January 13, 2020, the company received $45,000 from an individual based on a subscription agreement with the company for which the company issued 150,000 shares of its common stock.

On January 13, 2020, the company received $60,000 from two individuals based on a subscription agreement with the company for which the company issued 200,000 shares of its common stock.

On January 15, 2020, the company received $30,000 from two individuals based on a subscription agreement with the company for which the company issued 100,000 shares of its common stock

On January 22, 2020, the company received $204,000 from an individual based on a subscription agreement with the company for which the company issued 680,000 shares of its common stock.

On January 23, 2020, the company received $204,000 from an individual based on a subscription agreement with the company for which the company issued 680,000 shares of its common stock.

APPLIED ENERGETICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2020

(Unaudited)

On January 24, 2020, the company received $60,000 from an individual based on a subscription agreement with the company for which the company issued 200,000 shares of its common stock.

On January 30, 2020, the company received $1,750 from an individual based on the exercise of a warrant for which the company issued 25,000 shares of its common stock.

On February 19, 2020, the company received $510,000 from an individual based on a subscription agreement with the company for which the company issued 1,700,000 shares of its common stock.

On April 8, 2020, the company received $11,000 from an individual based on a warrant exercise for which the company issued 150,000 shares of its common stock.

On April 8, 2020, the company received $63,000 from an individual based on an option exercise for which the company issued 900,000 shares of its common stock.

On April 8, 2020, the company received $60,000 from an individual based on a subscription agreement with the company for which the company issued 200,000 shares of its common stock.

On April 23, 2020, the company received $71,000 from an individual based on a subscription agreement with the company for which the company issued 237,000 shares of its common stock.

On April 29, 2020, the company received $400,000 from an individual based on a subscription agreement with the company for which the company issued 1,333,333 shares of its common stock.

We have entered into a Mutual Release and Hold Harmless Agreement with a stockholder resolving claims related to the issuance of 1,000,000 shares of our common stock, par value $0.001 per share, to that stockholder, as directed by prior company CEO George Farley, as compensation for valuation services. The shares have been returned and cancelled.

In June 2020, we issued 18,750 shares of common stock based on a restricted stock agreement with a contractor. The closing price of our common stock on grant date was $0.35 a share.

In August 2020, pursuant to a consulting agreement with Stephen W McCahon, the company repurchased 5,000,000 shares of the company’s common stock from Mr. McCahon for $300,000. The shares were removed from outstanding status and were cancelled.

Due to a September 24, 2020 settlement with George Farley and AnneMarieCo, the company paid $1,000,000 to Mr. Farley’s attorney.

During the quarter ended September 30, 2020, we received $4,324,000 in bridge funding pursuant to 10% Convertible Promissory Notes. Also, during the quarter, notes containing a principal balance of $410,000 with a maturity date of September 1, 2019 and a principal balance of $620,000 with a maturity date of December 1, 2019 were exchanged into this portfolio of notes payable. These notes are convertible into shares of our common stock at a conversion price of $0.30 per share, as negotiated with the holders based on the prevailing market price of the common stock leading up to the issuance of the notes. At any time after October 15, 2020 until July 15, 2021, the date of maturity, (i) each investor may elect to convert these notes into shares of our common stock, at a conversion price of $0.30 per share and (ii) the company may elect to prepay, either in cash or in shares of common stock at a price of $0.30 per share, at the option of the holder, the amount of principal and interest then outstanding under each note. In the event we elect to prepay the notes, we will notify the holders, each of whom will then have five business days to notify the company if they prefer to receive such prepayment in cash or stock. These notes are payable in full at maturity. In lieu of repayment of the principal and interest on the notes at maturity, the Company may elect to convert the amounts due into shares of Common Stock at a price of $0.15 per share. All the notes payable were convertible to common stock at a price less than the closing market price of the company’s common stock, thus creating approximately $708,000 in beneficial conversion feature value, to be amortized over the life of the notes.

APPLIED ENERGETICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2020

(Unaudited)

Series A Convertible Preferred Stock, $0.001 par value, 2,000,000 shares authorized; 13,602 shares issued and outstanding at September 30, 2020 and at December 31, 2019.

The $344,000 stock-based compensation for the quarter ended September 30, 2020 was comprised of $177,000 option expense and $167,000 was the amortization of 5,000,000 shares of stock valued at $0.4014 over three years for the acquisition of Applied Optical Sciences as well as the recognition of $3,000 for the restricted stock agreements.

12. LEGAL PROCEEDINGS

As previously reported, on July 3, 2018, we commenced a lawsuit in the Court of Chancery of the State of Delaware against the company’s former director and principal executive officer George Farley (“Farley”) and AnneMarieCo LLC (“AMC”). The parties settled the lawsuit via a written settlement agreement dated September 24, 2020. Under the agreement, 20,000,000 of the 25,000,000 shares originally issued to Farley (20,000,000 of which were transferred to AMC) were invalidated, the remaining 5,000,000 shares being deemed valid under Section 205 of the Delaware General Corporation Law. The agreement calls for the company to repurchase the remaining 5,000,000 shares at a price of $0.30 per share for an aggregate purchase price of $1,500,000. The agreement also provided for the release and return to the company of funds in the amount of $582,377.26, plus interest, securing the bond posted by the company in connection with the preliminary injunction issued in the litigation. The agreement also contains standard mutual general release and confidentiality provisions.

In a related matter, on February 8, 2019, the company filed a complaint against Stein Riso Mantel McDonough, LLP (“Stein Riso”), its former counsel, in the United States District Court for the Southern District of New York. The parties settled the lawsuit via a written settlement agreement dated October 2, 2020. Pursuant to the agreement, Stein Riso paid the company three million dollars ($3,000,000) and returned to the company ten million (10,000,000) shares of the company’s common stock, par value $0.001 per share. Stein Riso entered into the Settlement Agreement without any admission of liability. The parties will be filed a Stipulation of Dismissal with Prejudice as to all claims asserted or which could have been asserted in the lawsuit. The agreement also contains standard mutual general release and confidentiality provisions.

On July 3, 2019, Gusrae, Kaplan & Nusbaum and its partner, Ryan Whalen, counsel for defendants, George Farley and AnneMarie Co. LLC, in the aforesaid Delaware litigation, filed a claim in the District Court for the Southern District of New York against the company its directors, officers, attorneys and a consultant. The action alleges libel, securities fraud and related claims. The company believes that this suit lacks merit and intends to dispute these allegations. The company filed a motion to dismiss the complaint on October 24, 2019. On December 13, 2019, Gusrae Kaplan and Mr. Whalen filed an opposition to the Company’s motion. On January 10, 2020, the company filed a reply brief. The United States District Court has not yet ruled on the motion.

On June 15, 2020, Grace A.C. Dearmin, as the Administrator of the Estate of Thomas Carr Dearmin, filed a cross-complaint, against the company, Mr. Barcklow and company director, Bradford Adamczyk, alleging causes of action against them for Breach of Contract and Conversion. The causes of action against the company allege that the company’s board of directors voted to compensate its former CEO and director, Thomas Dearmin, as reflected in board meeting minutes dated May 11, 2018, and June 25, 2018, but failed to pay compensation owed to Mr. Dearmin. These causes of action further allege that, if incentive milestones of the company’s stock price were reached, Mr. Dearmin’s estate is owed up to 5 million shares of company common stock, or the current monetary value of that stock. The company’s deadline to respond to the cross-complaint is November 17, 2020.

As with any litigation, the company cannot predict the outcome with certainty, but the company expects to provide further updates on the status of the litigation as circumstances warrant.

We may, from time to time, be involved in legal proceedings arising from the normal course of business.

APPLIED ENERGETICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2020

(Unaudited)

13. SUBSEQUENT EVENTS

Effective October 2, 2020, Applied Energetics, Inc. entered into a Confidential Settlement Agreement and Release in the litigation involving Stein Riso Mantel McDonough, LLP, (now known as Mantel McDonough Riso, LLP) (“Stein Riso”). Pursuant to the agreement, Stein Riso is to pay the company three million dollars ($3,000,000), and return to the company ten million (10,000,000) shares of the company’s common stock, par value $0.001 per share both of which occurred in October, 2020. Stein Riso entered into the Settlement Agreement without any admission of liability. The parties will be filing a Stipulation of Dismissal with Prejudice as to all claims asserted or which could have been asserted in the lawsuit. The agreement also contains standard mutual general release and confidentiality provisions.

Effective September 24, 2020, Applied Energetics, Inc. entered into a Settlement Agreement with George P. Farley, its former CEO, and AnneMarieCo, LLC (“AMC”) as to which a Stipulation and Final Judgment was entered by the Delaware Court of Chancery on September 28, 2020. Under the agreement, 20,000,000 of the 25,000,000 shares originally issued to Farley (20,000,000 of which were transferred to AMC) were invalidated, the remaining 5,000,000 shares being deemed valid under Section 205 of the Delaware General Corporation Law. The agreement calls for the company to repurchase the remaining 5,000,000 shares at a price of $0.30 per share for an aggregate purchase price of $1,500,000 of which $1,000,000 was paid on September 29, 2020. The agreement also provides for the release of funds in the amount of $582,377.26 securing the bond posted by the company in favor of Farley and AMC in connection with the litigation as previously disclosed. The bond, plus accrued interest of $13,852 was released and returned in October, 2020. The agreement also contains standard mutual general release and confidentiality provisions.

In the first two weeks of October, 2020, we paid off three notes payable with total principal balance of $650,000.

Effective November 5, 2020, the company and the holders agreed to convert all outstanding principal and interest outstanding on its 2020 10% Promissory Notes into shares of the company’s common stock. The notes were converted at a price per share of $0.30, resulting in the issuance to the noteholders of 18,386,174 shares in the aggregate. All of these converting noteholders are accredited, sophisticated investors, and neither the issuance of the notes nor their conversion were in connection with any public offering, pursuant to Section 4(a)(2) of the Securities Act of 1933.

Additionally, as of November 5, 2020, the company repaid all principal of $390,000, plus interest thereon, of the remaining outstanding on its 10% Promissory Notes from 2019.

The company’s management has evaluated subsequent events occurring after September 30, 2020, the date of our most recent balance sheet, through the date our financial statements were issued.